Exhibit 10.1

Execution Version

J.P. Morgan

THIRD AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN

AGREEMENT

dated as of

October 25, 2022

among

FOUR CORNERS OPERATING PARTNERSHIP, LP,

as Borrower

FOUR CORNERS PROPERTY TRUST, INC.,

as the Company

The Lenders Party Hereto and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

BANK OF AMERICA, N.A.,

as Syndication Agent

TRUIST BANK,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

THE HUNTINGTON NATIONAL BANK,

MIZUHO BANK, LTD.,

U.S. BANK NATIONAL ASSOCIATION,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

RAYMOND JAMES BANK,

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Documentation Agents

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.,

TRUIST BANK,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

THE HUNTINGTON NATIONAL BANK,

MIZUHO BANK, LTD.,

WELLS FARGO SECURITIES, LLC,

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers

JPMORGAN CHASE BANK, N.A.,

and

BOFA SECURITIES, INC.,

as Joint Lead Bookrunners

-i-

(CONTINUED)

-ii-

(CONTINUED)

-iii-

(CONTINUED)

-iv-

SCHEDULES:

Schedule DT	—	Darden Tenants
Schedule 2.01	—	Lenders; Commitments
Schedule 3.14	—	Subsidiaries

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C-1	—	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-2	—	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-3	—	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-4	—	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-1	—	Form of Revolving Loan Note
Exhibit D-2	—	Form of Term Loan Note
Exhibit E	—	Form of Compliance Certificate

-v-

THIRD AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (as amended, restated, extended, supplemented or otherwise modified from time to time, this “Agreement”) dated as of October 25, 2022, among FOUR CORNERS OPERATING PARTNERSHIP, LP, a Delaware limited partnership, as borrower (the “Borrower”), FOUR CORNERS PROPERTY TRUST, INC., a Maryland corporation (the “Company”), the LENDERS from time to time party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, pursuant to the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of June 4, 2021 (as amended prior to the date hereof, the “Existing Credit Agreement”), among the Borrower, the Company, the Lenders referenced therein (the “Existing Lenders”) and the Administrative Agent, the Existing Lenders extended certain credit facilities to the Borrower;

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety as provided herein; and

WHEREAS, the Departing Lender (as defined below) shall cease to be a party to the Existing Credit Agreement as evidenced by its execution and delivery of its Departing Lender Termination Letter (as defined below);

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, and with the intent to be legally bound hereby, the parties hereto hereby agree to amend and restate the Existing Credit Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms . As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Additional Credit Extension Amendment” means an amendment to this Agreement providing for any New Revolving Commitments and/or New Term Loans which shall be consistent with the applicable provisions of this Agreement relating to such New Revolving Commitments and/or New Term Loans and otherwise reasonably satisfactory to the Administrative Agent, the Company and the Borrower.

“Adjusted Annualized Net Operating Income” means (i) Net Operating Income for the immediately preceding fiscal quarter multiplied by four (4), minus (ii) the Capital Expenditure Reserve.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that, other than with respect to the amount of the Term Facility that is hedged, as represented to the Administrative Agent and the Lenders in writing by the Borrower, if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EBITDA” means, with respect to any Person for any period of time, (i) EBITDA for the immediately preceding fiscal quarter multiplied by four (4), minus (ii) the Capital Expenditure Reserve.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that, other than with respect to the amount of the Term Facility that is hedged, as represented to the Administrative Agent and the Lenders in writing by the Borrower, if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder, and any successor thereto appointed pursuant to Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agent-Related Person” has the meaning assigned to it in Section 9.03(d).

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one (1) month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to

Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Other than with respect to the amount of the Term Facility that is hedged, as represented to the Administrative Agent and the Lenders in writing by the Borrower, if the Alternate Base Rate shall be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to it in Section 9.07(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company and its Affiliates from time to time concerning or relating to bribery, money laundering or corruption, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Credit Rating” means a rating assigned to the Company’s Index Debt by Moody’s, S&P or Fitch.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that, in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan, Term Benchmark Loan and RFR Loan, the applicable rate per annum determined as set forth below.

(a) for Revolving Loans, the “Facility Fee Rate” shall be determined solely by the Applicable Credit Ratings in the table below:

	Level I Applicable Credit Rating A-/A3 or higher	Level II Applicable Credit Rating BBB+ / Baa1	Level III Applicable Credit Rating BBB / Baa2	Level IV Applicable Credit Rating BBB- / Baa3	Level V Applicable Credit Rating Below BBB- / Baa3 or unrated
Facility Fee Rate	0.125%	0.15%	0.20%	0.25%	0.30%

(b) for Term Loans and Revolving Loans, the “Term Benchmark Loan—Applicable Rate” and “RFR Loan – Applicable Rate” shall be determined solely by the Applicable Credit Ratings in the table below:

	Level I Applicable Credit Rating A-/A3 or higher	Level II Applicable Credit Rating BBB+ / Baa1	Level III Applicable Credit Rating BBB / Baa2	Level IV Applicable Credit Rating BBB- / Baa3	Level V Applicable Credit Rating Below BBB- / Baa3 or unrated
Revolving Loan Applicable Rate	0.725%	0.775%	0.850%	1.050%	1.400%
Term Loans A-1 Applicable Rate	0.80%	0.85%	1.00%	1.25%	1.65%
Term Loans A-2 Applicable Rate	0.80%	0.85%	1.00%	1.25%	1.65%
Term Loans A-3 Applicable Rate	0.80%	0.85%	0.95%	1.20%	1.60%
Term Loans A-4 Applicable Rate	0.80%	0.85%	0.95%	1.20%	1.60%

(c) for Term Loans and Revolving Loans, the “ABR—Applicable Rate” shall be determined solely by the Applicable Credit Ratings in the table below:

	Level I Applicable Credit Rating A-/A3 or higher	Level II Applicable Credit Rating BBB+ / Baa1	Level III Applicable Credit Rating BBB / Baa2	Level IV Applicable Credit Rating BBB- / Baa3	Level V Applicable Credit Rating Below BBB- / Baa3 or unrated
Revolving Loan Applicable Rate	0.00%	0.00%	0.00%	0.050%	0.400%
Term Loans A-1 Applicable Rate	0.00%	0.00%	0.00%	0.25%	0.65%
Term Loans A-2 Applicable Rate	0.00%	0.00%	0.00%	0.25%	0.65%
Term Loans A-3 Applicable Rate	0.00%	0.00%	0.00%	0.20%	0.60%
Term Loans A-4 Applicable Rate	0.00%	0.00%	0.00%	0.20%	0.60%

For purposes of this clause (b), if at any time the Company has two (2) Applicable Credit Ratings, the Applicable Rate and Facility Fee Rate shall be the rate per annum applicable to the highest Applicable Credit Rating; provided that if the highest Applicable Credit Rating and the lowest Applicable Credit Rating are more than one ratings category apart, the Applicable Rate and Facility Fee Rate shall be the rate per annum applicable to Applicable Credit Rating that is one ratings category below the highest Applicable Credit Rating. If at any time the Company has three (3) Applicable Credit Ratings, and such Applicable Credit Ratings are split, then: (A) if the difference between the highest and the lowest such Applicable Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate and Facility Fee Rate shall be the rate per annum that would be applicable if the highest of the Applicable Credit Ratings were used; and (B) if the difference between such Applicable Credit Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Rate and Facility Fee Rate shall be the rate per annum that would be applicable if the average of the two (2) highest Applicable Credit Ratings were used, provided that if such average is not a recognized rating category, then the Applicable Rate and Facility Fee Rate shall be the rate per annum that would be applicable if the second highest Applicable Credit Rating of the three were used. If at any time the Company has only one Applicable Credit Rating (and such Credit Rating is from Moody’s or S&P), the Applicable Rate and Facility Fee Rate shall be the rate per annum applicable to such Applicable Credit Rating. If the Company does not have an Applicable Credit Rating from either Moody’s or S&P, the Applicable Rate and Facility Fee Rate shall be the rate per annum applicable to an Applicable Credit Rating of “below BBB-/Baa3 or unrated” in the tables above.

Each change in the Applicable Rate and Facility Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate and Facility Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Any adjustment in the Applicable Rate shall be applicable to all existing Loans.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the Chief Executive Officer, President, Financial Officer or General Counsel of the general partner of the Borrower.

“Availability Period” means, with respect to the Revolving Facility, the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.13.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.

“Benchmark Replacement” means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in consultation with the Borrower) that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned thereto in the preamble to this Agreement.

“Borrower Materials” has the meaning assigned to it in Section 5.01.

“Borrowing” means Loans (or in the case of Term Loans, each portion thereof) of the same Type and Class, made, converted or continued on the same date and, in the case of Term Benchmark Loans (or in the case of Term Loans, each portion thereof), as to which a single Interest Period is in effect.

“Borrowing Request” means a request in substantially the form of Exhibit B hereto by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Capital Expenditure Reserve” means, (i) with respect to any Real Property Asset that is not subject to a triple net lease, an imputed annual capital reserve of $0.10 per weighted average gross leasable square foot and (ii) in all other cases, zero.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalization Rate” means (i) for Real Property Assets that are leased to tenants that are not Investment Grade Tenants, 7.50%, (ii) for Real Property Assets that are leased to tenants that are Investment Grade Tenants, 7.00%, and (iii) for Real Property Assets that are leased to a Darden Tenant, during periods when Darden is or is deemed to be an Investment Grade Tenant, 6.75%.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one (1) year from the date of acquisition thereof;

(b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after the date of issuance and having, at the time of the acquisition thereof, a rating of at least A1 from S&P or at least P1 from Moody’s;

(c) investments in commercial paper maturing within three hundred and sixty-five (365) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within three hundred and sixty-five (365) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(f) money market funds that (i) comply with the criteria set forth in the SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C §9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency.

“Change in Control” means: (a) for any reason whatsoever any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date) shall beneficially own a percentage of the then outstanding Equity Interests of the Company having the power, directly or indirectly, to vote for the election of directors (or their equivalent) of the Company (“Voting Equity Interests”) that is more than 35% of the outstanding Voting Equity Interests of the Company; or any “person” or “group” otherwise acquires the power to direct, directly or indirectly, the management or policies of the Company; (b) during any period of twelve (12) consecutive months beginning on the Effective Date, individuals who at the beginning of any such twelve (12)-month period constituted the Board of Directors of any Parent Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of such Parent Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of such Parent Company then in office; (c) any Person other than a Parent Company shall be the sole general partner of the Borrower or shall have the sole and exclusive power to exercise all Control over the Borrower; or (d) the Company shall cease to directly or indirectly own at least 60% of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning set forth in Section 9.15.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing are Revolving Loans, Term Loans A-1, Term Loans A-2, Term Loans A-3, or Term Loans A-4.

“Class Maturity Default” has the meaning specified in Section 2.21(f).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, its Revolving Commitment and/or its Term Loan Commitment, as the context may require.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

“Company” has the meaning assigned thereto in the preamble to this Agreement.

“Compliance Certificate” means a certificate in substantially the form of Exhibit E hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capitalization Value” means the Total Capitalization Value of the Company and its Subsidiaries.

“Consolidated Interest Expense” means, for any period, for the Company and its Subsidiaries on a consolidated basis, Interest Expense during such period on the Unsecured Indebtedness.

“Contingent Obligations” means, as to any Person, without duplication, (a) any contingent obligation of such Person required to be included in such Person’s balance sheet in accordance with GAAP, and (b) any obligation required to be included in the disclosure contained in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any Nonrecourse Indebtedness, lease, dividend or other obligation, exclusive of (i) contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and (ii) guarantees of non-monetary obligations (other than guarantees of completion), in each case under clauses (i) and (ii) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (b) above in this definition shall be deemed to be (A) with respect to a guaranty of interest, interest and principal, or operating income, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (x) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (B) with respect to all guarantees not covered by the preceding clause (A), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements required to be delivered pursuant to Sections 5.01(a) and (c). Notwithstanding anything contained herein to the contrary, guarantees of completion or other performance shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion or other performance shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (1) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is Recourse Indebtedness, directly or indirectly to such Person or any of its Subsidiaries), the amount of such guaranty shall be deemed to be 100% thereof unless and only to the extent that (i) such other Person has delivered cash or Cash Equivalents to secure all or any part of such Person’s obligations under such joint and several guaranty (in which case the amount of such guaranty shall be reduced by the amount of such cash or Cash Equivalents) or (ii) such other Person holds an Investment Grade Rating, or has creditworthiness otherwise reasonably acceptable to the Administrative Agent (in which case the amount of such guaranty shall be zero), and (2) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall not be deemed to include guarantees of loan commitments or of construction loans to the extent the same have not been drawn.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.19.

“Credit Party” means the Administrative Agent, each Issuing Bank or any other Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for such day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Darden” means Darden Restaurants, Inc., a Florida corporation.

“Darden Lease” has the meaning assigned to it in the definition of “Eligible Unencumbered Real Property Asset.”

“Darden Tenant” means a Subsidiary of Darden that is the lessee under any lease of a Real Property Asset at any time. On the Effective Date, the Darden Tenants are listed on Schedule DT hereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event, or (e) has become the subject of a Bail-In Action.

“Departing Lender” means each lender under the Existing Credit Agreement on the Effective Date that will no longer be a Lender immediately after the Effective Date.

“Departing Lender Termination Letter” means each letter agreement between the Borrower, the Company the Administrative Agent and each Departing Lender confirming that the applicable Departing Lender shall no longer be party to this Agreement immediately after the Effective Date.

“Documentation Agent” means (i) Truist Bank, The Huntington National Bank, and Mizuho Bank, Ltd., each in its capacity as a documentation agent hereunder in respect of the Term Loans A-3 and Term Loans A-4, (ii) U.S. Bank National Association, Wells Fargo Bank, National Association, Raymond James Bank, and Morgan Stanley Senior Funding, Inc., each in its capacity as a documentation agent hereunder in respect of the Revolving Facility, Term Loans A-1 and Term Loans A-2 and (iii) Fifth Third Bank, National Association, in its capacity as a documentation agent hereunder in respect of the Revolving Facility, Term Loans A-1, Term Loans A-2, Term Loans A-3 and Term Loans A-4.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, with respect to any Person for any period of time, such Person’s share of revenues less operating costs (including general and administrative expenses and including property management fees) before interest, income taxes, depreciation and amortization, extraordinary, non-recurring or unusual out-of-pocket expense items of such Person (including, without limitation, non-recurring items such as gains or losses from asset sales or associated with hedging agreements, non-recurring severance expenses, early extinguishment or restructuring of Indebtedness (including prepayment premiums), acquisition costs (including pursuit costs and broken deal costs), lease termination fees, write-offs and forgiveness of debt), and before other non-cash charges (including amortization expense for stock options and impairment charges or expenses (other than non-cash charges that constitute an accrual of a reserve for future cash payments)). EBITDA shall also include such Person’s pro rata share of EBITDA of each unconsolidated Joint Venture and Subsidiary in which such Person holds an interest.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Term Loans” means all Term Loans in an aggregate principal amount equal to $180,000,000 made by the Term Loan Lenders on the Effective Date pursuant to Section 2.01(b) that are designated as “Term Loans A-3” and “Term Loans A-4” pursuant to Section 2.01(c).

“Effective Date Term Loan Commitments” means, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make the Effective Date Term Loans hereunder. The amount of each Term Loan Lender’s Effective Date Term Loan Commitment is set forth on Schedule 2.01 under the columns “Term Loans A-3” and “Term Loans A-4”.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person other than an Ineligible Person.

“Eligible Unencumbered Mortgage Note Value” means, at any time of determination, a Mortgage Note valued in accordance with GAAP at the lower of cost and market value that complies with the following criteria: (a) such Mortgage Note is not subject to any (i) Lien other than Permitted Encumbrances or (ii) any Negative Pledge; (b) such Mortgage Note is not more than sixty (60) days past due; (c) such Mortgage Note is owned solely by the Borrower, Kerrow or a Wholly-Owned Subsidiary of the Borrower or Kerrow; (d) such Mortgage Note is secured by a first priority Lien on real property located on a Real Property Asset that meets the criteria for Eligible Unencumbered Real Property Asset (excluding clauses (a) (with respect to ownership by an Eligible Unencumbered Property Owner Subsidiary), (c) (with respect to a Lien in connection with the Mortgage Note), (g), (h), (j), (l) and (m)); and (e) if such Mortgage Note is owned by a Subsidiary of the Borrower or Kerrow, (i) none of the Borrower’s or Kerrow’s direct or indirect Equity Interest in such Subsidiary is subject to any Lien (other than Permitted Encumbrances, Liens securing Obligations or Liens in favor of, in the case of a Mortgage Note owned by a Subsidiary of the Borrower, the Borrower or a Wholly-Owned Subsidiary of the Borrower and, in the case of a Mortgage Note owned by a Subsidiary of Kerrow, Kerrow or a Wholly-Owned Subsidiary of Kerrow) or to any Negative Pledge and (ii) the Borrower or Kerrow, as applicable, directly, or indirectly through a Subsidiary, has the right to sell, transfer or otherwise dispose of such Mortgage Note without the need to obtain the consent of any Person.

“Eligible Unencumbered Property Owner Subsidiary” means a Wholly-Owned Subsidiary of the Borrower (i) that is in compliance with the restrictions applicable to a Subsidiary described in Section 6.01 and 6.02 and (ii) to which no Bankruptcy Event has occurred and is continuing.

“Eligible Unencumbered Real Property Asset” means, at any time of determination, a Real Property Asset that complies with the following criteria:

(a) Such Real Property Asset shall be wholly-owned in fee simple interest or leased pursuant to a Qualifying Ground Lease by an Eligible Unencumbered Property Owner Subsidiary, and, in the case of Real Property Assets acquired after the Effective Date, the title of such Eligible Unencumbered Property Owner Subsidiary in and to such Real Property Asset shall be insured pursuant to a title insurance policy with financially sound and reputable title insurance companies in such amounts and containing such coverages as would be customarily maintained by Persons engaged in similar businesses as such Eligible Unencumbered Property Owner Subsidiary;

(b) Such Real Property Asset shall be improved with an income producing property;

(c) Such Real Property Asset shall be in good condition and repair, except for ordinary wear and tear and casualty events where the tenant remains obligated to pay rent and restore the property under the applicable lease between such tenant and the applicable landlord so long as such tenant is paying rent and restoring the property in accordance with the terms of such lease, without waste, and free from all mortgages, pledges, mechanics’ liens or other Liens or claims for Lien, and from any agreement or arrangement that prohibits or restricts the creation or assumption of any Lien on such Real Property Asset or on the direct or indirect Equity Interests in the Borrower or its Subsidiary that owns or leases such Real Property Asset (or, if owned by Kerrow or its Subsidiaries, the direct or indirect Equity Interests in Kerrow or its Subsidiary that owns or leases such Real Property Asset), in each case, other than (i) Permitted Encumbrances and (ii) any Negative Pledge permitted pursuant to Section 6.08;

(d) Such Real Property Asset shall be in compliance with applicable laws, regulations and orders of any Governmental Authority in all material respects, including all municipal ordinances or restrictions of record with respect to such property and the operation or use thereof;

(e) Such Real Property Asset shall not be subject to any past-due taxes, special taxes, special assessments, water charges, sewer service charges or other charges that have and continue to result or could reasonably be expected to result in a Lien imposed against such property or any portion thereof, unless the validity or amount of such Lien is being contested in compliance with Section 5.04 hereof;

(f) Such Real Property Asset and the applicable Eligible Unencumbered Property Owner Subsidiary which is the owner thereof shall be in compliance with the provisions of Section 3.17 hereof;

(g) Such Real Property Asset shall be leased;

(h) The inclusion of such Real Property Asset as an Eligible Unencumbered Real Property Asset shall not result in more than 5.0% of the aggregate Property Capitalization Values of the Eligible Unencumbered Real Property Assets being Special Real Property Assets;

(i) Such Real Property Asset shall be free of any material structural issues, shall be in compliance with the representations concerning environmental matters set forth in Section 3.06, and shall have adequate access to public utilities;

(j) If such Real Property Asset is leased to a Darden Tenant (a “Darden Lease”), Darden shall be bound by a guaranty of such tenant’s obligations under such leases; provided that leases of Real Property Assets constituting up to 20% of the aggregate rent payable under all Darden Leases at any time of determination shall not be required to be backed by such Darden guaranty;

(k) Such Real Property Asset shall not be subject to any lease under which any portion of the rent due thereunder has been prepaid more than thirty (30) days in advance; and

(l) The inclusion of such Real Property Asset as an Eligible Unencumbered Real Property Asset shall not result in more than fifteen percent (15%) of the aggregate Property Capitalization Values of the Eligible Unencumbered Real Property Assets being Real Property Assets that are ground leased by an Eligible Unencumbered Property Owner Subsidiary.

For clarity, for purposes of the limitations set forth in each of clauses (h), and (l) above, the Property Capitalization Value attributable to an Eligible Unencumbered Real Property Asset that is indicated to be excluded shall nevertheless be included in the calculation of Property Capitalization Value of the aggregate Eligible Unencumbered Real Property Assets, but only to the extent that such inclusion does not result in a violation of the applicable limitation set forth in such clauses.

“Environmental Approvals” means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws by a court or governmental agency having jurisdiction.

“Environmental Claims” means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damage, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Material at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case as to which could reasonably be expected to have a Material Adverse Effect.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, the Borrower or any their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests (including preferred equity interests) in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to it in the recitals.

“Existing Lenders” has the meaning assigned to it in the recitals.

“Existing Loan Facility” has the meaning set forth in Section 2.21(a).

“Existing Term Loans” means all Term Loans designated as “Term Loans A-1” and “Term Loans A-2” pursuant to Section 2.01(c).

“Extended Loans” has the meaning set forth in Section 2.21(a).

“Extended Revolving Commitments” has the meaning set forth in Section 2.21(a).

“Extending Lender” has the meaning set forth in Section 2.21(c).

“Extension” has the meaning set forth in Section 2.21(a).

“Extension Election” has the meaning set forth in Section 2.21(c).

“Extension Request” has the meaning set forth in Section 2.21(b).

“Facility” means each of the Term Facility and the Revolving Facility (and collectively, the “Facilities”).

“Facility Fee Rate” means that rate determined pursuant to the definition of “Applicable Rate”.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that, other than with respect to the amount of the Term Facility that is hedged, as represented to the Administrative Agent and the Lenders in writing by the Borrower, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means, each of the certain Fee Letters dated as of September 21, 2022, by and among the Borrower, the Company, the Administrative Agent, the Joint Lead Bookrunners, the Joint Lead Arrangers, and the Lenders party thereto, as the same may be amended, restated, or otherwise modified from time to time.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person, and, in the case of the Borrower, shall mean any such officer of the general partner of the Borrower.

“Fitch” means Fitch Ratings, Inc., or any successor.

“Fixed Charges” means, with respect to any Person for any period of determination, the sum of each of the following for the immediately preceding fiscal quarter multiplied by four (4): (i) consolidated interest expense (but excluding any deferred financing costs and calculated without taking into account gains or losses on early retirement of debt, debt modification charges, and prepayment premiums), (ii) dividends paid or accrued on preferred Equity Interests of such Person during such period, and (iii) all scheduled principal payments made or required to be made during such period on Indebtedness of such Person, excluding, however, balloon payments of principal due upon the stated maturity of any such Indebtedness. Fixed Charges shall also include such Person’s pro rata share of the Fixed Charges of each unconsolidated Joint Venture and Subsidiary in which such Person holds an interest.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be zero.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Funds From Operations” for any period means the consolidated net income attributable to the Company and its Subsidiaries for such period determined in conformity with GAAP, plus depreciation and amortization (excluding (i) amortization of deferred financing costs and debt discounts and (ii) gains (or losses) from sales of property) and impairment losses.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” means Four Corners GP, LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means the Company, the General Partner and each other Parent Company from time to time party to the Guaranty.

“Guaranty” means the Third Amended and Restated Parent Guaranty, dated as of the Effective Date, from the Guarantors in favor of the Administrative Agent for the benefit of the Lenders, as amended or otherwise modified from time to time.

“Guaranty Release” has the meaning set forth in Section 9.02(c).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that was a Lender or an Affiliate of a Lender at the time it entered into a Swap Agreement (regardless of whether such Person subsequently ceases to be a Lender or an Affiliate of a Lender).

“IBA” has the meaning assigned to such term in Section 1.05.

“ICC” has the meaning assigned to such term in the definition of “UCP.”

“Included Swap Exposure” means, as of any date of determination, the mark-to-market value of any Swap Agreement provided by any Hedge Bank to the Company or any of its Subsidiaries, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such agreements.

“Increased Amount Date” has the meaning assigned to such term in Section 2.04.

“Incremental Commitments” has the meaning assigned to such term in Section 2.04.

“Indebtedness” means, with respect to any Person as of any date of determination, (i) all obligations for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures or other similar instruments, including preferred stock which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a Change in Control or asset sale, unless such Change in Control or asset sale has occurred) or is redeemable at the option of the holder thereof, (iii) all direct or contingent obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds, keep-well agreements and similar instruments, to the extent such instruments or agreements support financial, rather than performance, obligations, (iv) all Contingent Obligations in respect of Indebtedness, (v) all Capital Lease Obligations and synthetic lease obligations, (vi) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (vii) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business) and only to the extent such obligations constitute liabilities for purposes of GAAP, (viii) all cash-settled payment obligations under any Swap Agreement in respect of which a termination event or other similar early termination event has occurred, valued based on the mark-to-market value of such agreements as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such agreements and (ix) without duplication of any sums included pursuant to clause (viii) above, all Included Swap Exposure. Indebtedness shall also include such Person’s pro rata share of the Indebtedness of each unconsolidated Joint Venture or Subsidiary in which such Person holds an interest.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to it in Section 9.03(c).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Individual Issuing Bank Sublimit” means $12,500,000.00.

“Ineligible Person” means (a) a natural person, (b) a Defaulting Lender or (c) the Company or any of its Affiliates.

“Information” has the meaning assigned to it in Section 9.13.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” means, for any Person, interest expense of such Person (but excluding any deferred financing costs and calculated without taking into account gains or losses on early retirement of debt, debt modification charges, and prepayment premiums but including such Person’s pro rata share of the Interest Expense of each unconsolidated Joint Venture and Subsidiary in which such Person holds an interest).

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Revolving Loan, (1) the fifth U.S. Government Securities Business Day in each calendar month occurring after the month of the Borrowing of such Loan and (2) the Maturity Date, (c) with respect to any RFR Term Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date, and (d) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no tenor that has been removed from this definition pursuant to Section 2.13(e) shall be available for specification in such Borrowing Request or Interest Election Request, and (iv) the initial Interest Period for each of the Term Loans A-3 and Term Loans A-4 may end during an irregular Interest Period as mutually agreed to by Administrative Agent and the Borrower. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade Rating” means, with respect to any Person (other than a natural person), a credit rating of Baa3 or better from Moody’s, BBB- or better from S&P or BBB- or better from Fitch.

“Investment Grade Tenant” means a tenant that has (or the parent entity of which has) an Investment Grade Rating (provided that the credit rating of the parent entity shall qualify a tenant as an Investment Grade Tenant only if such tenant’s obligations under its lease are guaranteed by such parent entity); provided that each Darden Tenant shall be deemed to be an Investment Grade Tenant if Darden guaranties the obligations of such Darden Tenant under its lease and Darden maintains a credit rating of (i) BB+ or higher by S&P, (ii) Ba1 or higher by Moody’s or (iii) BB+ or higher by Fitch.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means, as applicable, JPMorgan Chase Bank, N.A. and Bank of America, N.A., in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank (or another Lender, with the consent of such Lender and the Borrower), in which case the term “Issuing Bank” shall include any such Affiliate (or such Lender) with respect to Letters of Credit issued by such Affiliate (or such Lender).

“Joint Lead Arrangers” means (i) JPMorgan Chase Bank, N.A., and BofA Securities, Inc., each in its capacity as a joint lead arranger hereunder in respect of the Revolving Facility, Term Loans A-1, Term Loans A-2, Term Loans A-3 and Term Loans A-4, (ii) Wells Fargo Securities, LLC and U.S. Bank National Association, each in its capacity as a joint lead arranger hereunder in respect of the Revolving Facility, Term Loans A-1, and Term Loans A-2, and (iii) The Huntington National Bank, Mizuho Bank, Ltd., Truist Bank, and Fifth Third Bank, National Association, each in its capacity as a joint lead arranger hereunder in respect of the Term Loans A-3, and Term Loans A-4.

“Joint Lead Bookrunners” means JPMorgan Chase Bank, N.A., and BofA Securities, Inc., each in its capacity as a joint lead bookrunner hereunder.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Kerrow” means Kerrow Holdings, LLC, a Texas limited liability company.

“LC Disbursement” means a payment made by the applicable Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements under Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total LC Exposure at such time, subject to the operation of Section 2.21. For all purposes of this Agreement, if on any date of determination, a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining to be drawn.

“LC Sublimit” means $25,000,000.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lender-Related Person” has the meaning assigned to it in Section 9.03(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.04 or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes each Issuing Bank. For the avoidance of doubt, the term “Lenders” excludes the Departing Lenders.

“Letter of Credit” means a standby letter of credit issued in dollars pursuant to Section 2.05.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien (statutory or other), or other preferential arrangement in the nature of a security interest (including any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, including schedules and exhibits hereto, and any agreements entered into in connection herewith by the Company, the Borrower or any other Loan Party with or in favor of the Administrative Agent, the Issuing Banks and/or the Lenders, including the Notes, the Guaranty, any amendments, modifications or supplements thereto or waivers thereof, and any other documents executed and delivered by any Loan Party in connection with the other Loan Documents, if any; provided that no Swap Agreement shall constitute a Loan Document.

“Loan Extension Amendment” has the meaning set forth in Section 2.21(d).

“Loan Parties” means the Borrower, the Company and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Major Acquisition” means any acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the equity interests of, or a business line or unit or a division of, any Person; provided that the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or equity interests of the Borrower) for such acquisition exceeds 10% of Total Capitalization Value.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under this Agreement or any other Loan Document or (c) the validity or enforceability of this Agreement or any other Loan Document or the rights of or remedies available to the Administrative Agent and the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) and obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $20,000,000, in the case of Recourse Indebtedness. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means (a) each direct or indirect Wholly-Owned Subsidiary of the Borrower or Kerrow that directly or indirectly owns or leases an Eligible Unencumbered Real Property Asset, (b) each direct or indirect Wholly-Owned Subsidiary of the Borrower or Kerrow that has assets that constitute more than 5% of Total Capitalization Value (c) each Subsidiary of the Borrower or Kerrow that directly or indirectly owns Mortgage Notes included in the computation of Eligible Unencumbered Mortgage Note Value and (d) Kerrow, if (i) Kerrow or any of its direct or indirect Wholly-Owned Subsidiaries owns or leases an Eligible Unencumbered Real Property Asset, (ii) Kerrow has assets that constitute more than 5% of Total Capitalization Value or (iii) Kerrow directly or indirectly owns Mortgage Notes included in the computation of Eligible Unencumbered Mortgage Note Value.

“Maturity Date” means the Revolving Maturity Date, the Term Loan A-1 Maturity Date, the Term Loan A-2 Maturity Date, the Term Loan A-3 Maturity Date, or the Term Loan A-4 Maturity Date, as the context may require.

“Maximum Rate” has the meaning set forth in Section 9.15.

“Maximum Unencumbered Leverage Ratio” has the meaning set forth in Section 6.12(f).

“Moody’s” means Moody’s Investors Service, Inc., or any successor.

“Mortgage Note” means a note receivable held by the Borrower, Kerrow or one of their respective Subsidiaries that is secured by a mortgage Lien on real property.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Pledge” means a provision of any document, instrument or agreement (including any charter, by-laws or other organizational documents), other than this Agreement or any other Loan Document, that prohibits, restricts or limits, or purports to prohibit, restrict or limit, the creation or assumption of any Lien on any assets of a Person as security for the Indebtedness of such Person or any other Person; provided that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means, with respect to any Real Property Asset for any period of time, (i) the aggregate gross revenues from the operations of such Real Property Asset on a standalone basis calculated in accordance with GAAP, minus (ii) the sum of (x) all expenses and other proper charges incurred in connection with the operation of such Real Property Asset during such period (including accruals for real estate taxes and insurance, but excluding any management fees, corporate overhead allocation charges, capital expenses, debt service charges, losses to the extent covered by insurance, income taxes, depreciation, amortization and other non-cash expenses), which expenses and accruals shall be calculated in accordance with GAAP, (y) a management fee of 2.0% of the aggregate net revenues from the operations of such Real Property Asset during such period and (z) revenues from Real Property Assets leased to tenants that are in default in the payment of rent under the applicable lease for a period of sixty (60) days or more; provided that to the extent that any expenses described in clause (x) are required to be paid by the tenant under such lease, such expenses will not be subtracted (except to the extent such payment is included as rent or other revenue under clause (i) above). Net Operating Income shall also include the Net Operating Income of such Person’s pro rata share of Net Operating Income of each unconsolidated Joint Venture and Subsidiary in which such Person holds an interest.

“New Revolving Commitments” has the meaning assigned to such term in Section 2.04.

“New Revolving Loan Lender” has the meaning assigned to such term in Section 2.04.

“New Term Loan” has the meaning assigned to such term in Section 2.04.

“New Term Loan Commitments” has the meaning assigned to such term in Section 2.04.

“New Term Loan Lender” has the meaning assigned to such term in Section 2.04.

“New Term Loan Tranche” has the meaning assigned to such term in Section 2.04.

“Non-Extended Loan” has the meaning set forth in Section 2.21(a).

“Non-Extended Loan Maturity Date” has the meaning set forth in Section 2.21(b).

“Non-Extended Revolving Commitments” has the meaning set forth in Section 2.21(a).

“Non-Extension Notice Date” has the meaning set forth in Section 2.05(c).

“Nonrecourse Indebtedness” means, with respect to a Person or group of Persons, Indebtedness for borrowed money (or the portion thereof) in respect of which recourse for payment (except for Nonrecourse Indebtedness Exceptions) is contractually limited to specific assets of such Persons, including Equity Interests in any such Persons, encumbered by a Lien securing such Indebtedness.

“Nonrecourse Indebtedness Exceptions” means, with respect to Indebtedness for which recourse for payment is generally limited to specific assets encumbered by a Lien securing such Indebtedness, customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other customary exceptions to nonrecourse liability.

“Note” means any promissory note delivered by the Borrower pursuant to Section 2.09(e).

“Note Purchase Agreements” means (a) that certain Note Purchase Agreement, dated as of April 19, 2017, among the Borrower, the Company and the purchasers named therein (as amended, restated, extended, supplemented or otherwise modified from time to time), (b) that certain Note Purchase Agreement, dated as of September 18, 2018, among the Borrower, the Company and the purchasers named therein (as amended, restated, extended, supplemented or otherwise modified from time to time), (c) that certain Note Purchase Agreement, dated as of March 31, 2020, among the Borrower, the Company and the purchasers named therein (as amended, restated, extended, supplemented or otherwise modified from time to time) and (d) that certain Note Purchase Agreement, dated as of February 25, 2021, among the Borrower, the Company and the purchasers named therein (as amended, restated, extended, supplemented or otherwise modified from time to time).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that, other than with respect to the amount of the Term Facility that is hedged, as represented to the Administrative Agent and the Lenders in writing by the Borrower, if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and LC Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the LC Disbursements and all other obligations and liabilities (including any Included Swap Exposure) of the Borrower and the other Loan Parties to the Administrative Agent, any Lender or any Hedge Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any of the Letters of Credit, any Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest (including, in each case, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Companies” means, collectively, the Company and each Wholly-Owned Subsidiary thereof from time to time that directly or indirectly owns Equity Interests in the Borrower.

“Participant” has the meaning assigned to such term in Section 9.05(b).

“Participant Register” has the meaning assigned to such term in Section 9.05(b).

“Patriot Act” has the meaning assigned to such term in Section 9.16.

“Payment” has the meaning assigned to it in Section 8.06(c).

“Payment in Full” means the occurrence of all of the following conditions: (i) all Commitments have terminated, (ii) the principal of and interest on each Loan and all fees and other Obligations payable under the Loan Documents have been paid in full (other than indemnities and other Contingent Obligations not then due and payable and as to which no claim has been made), (iii) LC Disbursements have been reimbursed in full and (iv) all Letters of Credit have expired or terminated (other than Letters of Credit as to which the Borrower has provided cash collateral in accordance with the terms and conditions of Section 2.05(j)).

“Payment Notice” has the meaning assigned to it in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PCB” means polychlorinated biphenyl.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or under unemployment or general liability or product liability insurance policies;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) attachment or judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances and minor defects of title on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) the interests of lessees and lessors under leases or subleases of, and the interest of managers or operators with respect to, real or personal property made in the ordinary course of business;

(h) customary Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business and that do not secure Indebtedness; and

(i) customary Liens securing assessments or charges payable to a property owner association or similar entity in the ordinary course of business, which assessments are not yet due or are being contested in compliance with Section 5.04.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (d) or (e) above.

“Permitted Separately Financed Subsidiary Debt” means Nonrecourse Indebtedness (i) incurred by one or more Subsidiaries, none of which own an Eligible Unencumbered Real Property Asset which, following the incurrence of such Nonrecourse Indebtedness, will be included in the determination of the Maximum Unencumbered Leverage Ratio, or any Mortgage Notes included in the definition of Eligible Unencumbered Mortgage Note Value and (ii) the incurrence of which will not cause a pro forma breach of any restriction set forth in Section 6.12(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent in its reasonable discretion) or any similar release by the Board (as determined by the Administrative Agent in its reasonable discretion). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Property Capitalization Value” means, with respect to any Eligible Unencumbered Real Property Asset (or, if applicable, any Real Property Asset), the Adjusted Annualized Net Operating Income of such Eligible Unencumbered Real Property Asset (or Real Property Asset) capitalized at the applicable Capitalization Rate; provided that the value of any Eligible Unencumbered Real Property Asset (or Real Property Asset) that has been generating operating income for a period of less than four (4) full fiscal quarters after the date such property was acquired shall be valued at the actual cost (purchase price) of such property if greater than the Adjusted Annualized Net Operating Income of such Eligible Unencumbered Real Property Asset (or Real Property Asset) capitalized at the applicable Capitalization Rate. Notwithstanding the foregoing, the Property Capitalization Value of any Special Real Property Asset shall be fifty percent (50%) of the otherwise applicable Property Capitalization Value and the Property Capitalization Value of any Special Real Property Asset shall be zero, six (6) months after the date on which the applicable Real Property Asset first became a Special Real Property Asset, in each case, so long as such property continues to be a Special Real Property Asset. “PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to it in Section 5.01.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.19.

“Qualifying Ground Lease” means a ground lease that complies with each of the following: (i) such ground lease has a remaining term (including renewal options exercisable at the ground lessee’s sole option) of at least thirty-five (35) years as calculated from the date such asset is initially counted as an Eligible Unencumbered Real Property Asset for purposes this Agreement (or less if lessee has the unilateral option to purchase the fee interest at the end of the lease term for a de minimis purchase price), (ii) payments under such ground lease are not past due, and (iii) such ground lease includes mortgagee protections that are consistent with the mortgagee protection requirements of institutional mortgage lenders or otherwise reasonably acceptable to the Administrative Agent.

“Real Property Asset” means a real property asset owned by the Borrower, Kerrow or any of their respective Subsidiaries, as applicable, in fee simple or leased pursuant to a ground lease located in the United States and for retail use.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recourse Indebtedness” means any Indebtedness that is not Nonrecourse Indebtedness.

“Recourse Obligations” has the meaning assigned to such term in Section 9.04.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then (x) five Business Days prior to such setting in respect of an RFR Term Borrowing and (y) the date of such setting in respect of an RFR Revolving Borrowing and or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 9.05(a).

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of § 856, et seq. of the Code or any successor provisions.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, deposit, discharge, leaching or migration.

“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Required Class Approval” has the meaning specified in Section 2.21(e).

“Required Facility Lenders” means, with respect to any Facility, the holders of more than 50% of the total Term Loan Exposures or the total Revolving Commitments, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, after any termination of the Revolving Commitments, the holders of more than 50% of the total Revolving Credit Exposures); provided that, in the event any Lender shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Facility Lenders” means Lenders (excluding all Defaulting Lenders) having more than 50% of the total Term Loan Exposures or the total Revolving Commitments (or total Revolving Credit Exposures), as the case may be, outstanding under such Facility (excluding the Term Loan Exposures, Revolving Commitments and Revolving Credit Exposures, as applicable, of all Defaulting Lenders).

“Required Lenders” means, at any time, Lenders having Term Loan Exposures, Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Term Loan Exposures, Revolving Credit Exposures and unused Commitments at such time; provided that in the event any of the Lenders shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Lenders” means Lenders (excluding all Defaulting Lenders) having Term Loan Exposures, Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Term Loan Exposures, Revolving Credit Exposures and unused Commitments of such Lenders (excluding all Defaulting Lenders) at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company, the Borrower or any their respective Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Revolving Borrowing” means a Borrowing of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.04, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, in the Additional Credit Extension Amendment, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $250,000,000.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and LC Exposure at such time.

“Revolving Facility” means the Revolving Commitments and the Revolving Loans made, and Letters of Credit issued, thereunder.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a)(i) and Section 2.03.

“Revolving Maturity Date” means November 9, 2025, subject to extension as provided in Section 2.20.

“Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment; provided that, in the case of Section 2.19 when a Defaulting Lender shall exist, “Revolving Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a RFR Revolving Loan and/or a RFR Term Loan.

“RFR Revolving Borrowing” means, as to any Borrowing, the RFR Revolving Loans comprising such Borrowing.

“RFR Term Borrowing” means, as to any Borrowing, the RFR Term Loans comprising such Borrowing.

“RFR Revolving Loan” means a Revolving Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“RFR Term Loan” means a Term Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“S&P” means Standard & Poor’s Ratings Services, or any successor.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Kherson Region of Ukraine, the Zaporizhzhia Region of Ukraine, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Secured Indebtedness” means the portion of Total Indebtedness which is secured by a Lien on any properties or assets.

“Separately Financed Subsidiary” means each Subsidiary (or group of Subsidiaries, in the case of single financing or a series of related financings involving multiple Subsidiaries) of the Borrower that has incurred Permitted Separately Financed Subsidiary Debt.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” when used with respect to the Loan Parties, taken as a whole, means that, as of any date of determination, (a) the fair saleable value of their assets, on a going concern basis, is in excess of the total amount of their liabilities (including, without limitation, contingent liabilities); (b) the present fair saleable value of their assets, on a going concern basis, is greater than the probable liability on their existing debts as such debts mature in the ordinary course of business; (c) they are then able and expect to be able to pay their debts (including, without limitation, contingent debts and other commitments) as they mature in the ordinary course of business; and (d) they have capital sufficient to carry on their business as conducted and as proposed to be conducted.

“Special Real Property Asset” means a Real Property Asset (A) that is leased to a tenant that (i) has ceased occupancy or regular operations at such location; (ii) is in default in the payment of rent under the applicable lease, or (iii) is the subject of any liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency or reorganization proceeding, or (B) on which a casualty event has occurred, which individually or in the aggregate with other casualty events on such Real Property Asset, could reasonably be expected to materially affect the profitable operation of business conducted on such Real Property Asset.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified or required by context, the term “Subsidiary” refers to a Subsidiary of the Company (including the Borrower).

“Supermajority Lenders” means, at any time, Lenders having Term Loan Exposures, Revolving Credit Exposures and unused Commitments representing more than 75% of the sum of the total Term Loan Exposures, Revolving Credit Exposures and unused Commitments at such time; provided that in the event any of the Lenders shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Supermajority Lenders” means Lenders (excluding all Defaulting Lenders) having Term Loan Exposures, Revolving Credit Exposures and unused Commitments representing more than 75% of the sum of the total Term Loan Exposures, Revolving Credit Exposures and unused Commitments of such Lenders (excluding all Defaulting Lenders) at such time.

“Supported QFC” has the meaning assigned to it in Section 9.19.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company, the Borrower or their respective Subsidiaries shall be a Swap Agreement.

“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent hereunder.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark Borrowing” means, as to any Borrowing, the Term Benchmark Loans comprising such Borrowing.

“Term Benchmark Loan” means a Term Benchmark Revolving Loan and/or a Term Benchmark Term Loan.

“Term Benchmark Revolving Loan” means a Revolving Loan that bears interest at a rate based on the Adjusted Term SOFR Rate.

“Term Benchmark Term Loan” means a Term Loan that bears interest at a rate based on the Adjusted Term SOFR Rate.

“Term Facility” means the Term Loan Commitments, the Term Loans made thereunder, and any applicable Class of Term Loans.

“Term Loan” means a Loan made pursuant to Section 2.01(b) and Section 2.03, and includes any New Term Loans made pursuant to Section 2.04, the Existing Term Loans and the Effective Date Term Loans.

“Term Loan A-1 Lenders” means all Lenders with an outstanding Term Loans A-1.

“Term Loan A-2 Lenders” means all Lenders with an outstanding Term Loans A-2.

“Term Loan A-3 Lenders” means all Lenders with an outstanding Term Loans A-3.

“Term Loan A-4 Lenders” means all Lenders with an outstanding Term Loans A-4.

“Term Loan A-1 Maturity Date” means November 9, 2025.

“Term Loan A-2 Maturity Date” means November 9, 2026.

“Term Loan A-3 Maturity Date” means January 9, 2027.

“Term Loan A-4 Maturity Date” means January 9, 2028.

“Term Loans A-1” means all Term Loans designated as “Term Loans A-1” pursuant to Section 2.01(c). As of the Effective Date, the aggregate outstanding principal amount of Term Loans A-1 is $150,000,000, which amount is fully drawn and outstanding as of the Effective Date.

“Term Loans A-2” means all Term Loans designated as “Term Loans A-2” pursuant to Section 2.01(c). As of the Effective Date, the aggregate outstanding principal amount of Term Loans A-2 is $100,000,000, which amount is fully drawn and outstanding as of the Effective Date.

“Term Loans A-3” means all Term Loans designated as “Term Loans A-3” pursuant to Section 2.01(c). As of the Effective Date, the aggregate outstanding principal amount of Term Loans A-3 is $90,000,000, which amount is fully drawn and outstanding as of the Effective Date.

“Term Loans A-4” means all Term Loans designated as “Term Loans A-4” pursuant to Section 2.01(c). As of the Effective Date, the aggregate outstanding principal amount of Term Loans A-4 is $90,000,000, which amount is fully drawn and outstanding as of the Effective Date.

“Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make Term Loans hereunder, including any New Term Loan Commitments. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01, which Term Loan Commitment has expired as of the Effective Date (other than any New Term Loan Commitment). The aggregate principal amount of the Lenders’ Term Loan Commitments is $430,000,000, which amount is fully drawn as of the Effective Date and such Term Loan Commitment expired as of the Effective Date (other than any New Term Loan Commitment).

“Term Loan Commitment Expiry Date” has the meaning assigned to such term in Section 2.01(b).

“Term Loan Exposure” means, with respect to any Term Loan Lender at any time, the sum of the outstanding principal amount of such Lender’s Term Loans at such time.

“Term Loan Lender” means a Lender with a Term Loan Commitment or Term Loan Exposure.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Total Capitalization Value” means, with respect to any Person, the sum of (i) the Property Capitalization Value for the Real Property Assets of such Person (or attributable to such Person’s interest in unconsolidated Joint Ventures or Subsidiaries), (ii) cash and Cash Equivalents, (iii) the aggregate sums expended on the construction or redevelopment of improvements (including land acquisition costs) with respect to properties on which construction or redevelopment has commenced but has not yet been completed, (iv) undeveloped land, valued, in accordance with GAAP, at the lower of cost and market value, (v) such Person’s economic interest in Mortgage Notes, valued, in accordance with GAAP, at the lower of cost and market value; provided that any Mortgage Notes that are more than sixty (60) days past due, shall not be included in this clause (v), (vi) investments in publicly traded securities, valued at such Person’s book value determined in accordance with GAAP, (vii) investments in non-publicly traded securities, valued at such Person’s book value determined in accordance with GAAP and (viii) investments in non-Wholly Owned Subsidiaries and unconsolidated Joint Ventures; provided that the calculation of Total Capitalization Value shall be subject to the following limitations (each of which, for clarity, shall be determined on a consolidated basis for the Borrower and its Subsidiaries):

(a) the value of the interests described in clauses (iii) and (iv) in excess of 15% of Total Capitalization Value shall be excluded;

(b) the value of the interests in Mortgage Notes described in clause (v) in excess of 15% of Total Capitalization Value shall be excluded;

(c) the value of the interests in Real Property Assets consisting of lessee ground leasehold interests in excess of 15% of Total Capitalization Value shall be excluded;

(d) the value attributable to interests in publicly traded securities and non-publicly traded securities described in clauses (vi) and (vii) in excess of 15% of Total Capitalization Value shall be excluded;

(e) the value attributable to interests in non-Wholly Owned Subsidiaries and unconsolidated Joint Ventures described in clause (viii) in excess of 15% of Total Capitalization Value shall be excluded;

(f) the aggregate investments of the types described in clauses (a) through (e) above, to the extent not already excluded by such clauses, in excess of 25% of Total Capitalization Value shall be excluded.

“Total Indebtedness” means, without duplication, all Indebtedness of the Company and its Subsidiaries (excluding Included Swap Exposure to the extent that such Included Swap Exposure does not exceed $10,000,000; provided that if such Included Swap Exposure exceeds $10,000,000, the full amount of such Included Swap Exposure shall be treated as Indebtedness for purposes of calculating Total Indebtedness).

“Total Leverage Ratio” means the ratio of Total Indebtedness to Consolidated Capitalization Value.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which they are a party to, the borrowing of Loans, the use of the proceeds thereof, and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Alternate Base Rate or the Adjusted Daily Simple SOFR.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 or such later version thereof as may be in effect at the time of issuance.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unsecured Indebtedness” means the outstanding principal amount of Total Indebtedness that is not secured by a Lien on any property, Equity Interests or other assets.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of which all of the outstanding voting Equity Interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any of its Subsidiaries at “fair value”, as defined therein.

Section 1.05. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II

THE CREDIT FACILITIES

Section 2.01. Revolving Commitments; Term Loans.

(a) (i) Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrower from time to time in dollars during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments.

(ii) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Subject to the terms and conditions set forth therein, each Term Loan Lender extended a Term Loan (other than New Term Loans and the Effective Date Term Loans) to the Borrower in dollars pursuant to the Existing Credit Agreement. The Term Loan Commitments of the Lenders to make the Term Loans (other than the New Term Loan Commitments, which shall be governed by Section 2.04, and the Effective Date Term Loan Commitment) have expired as of the Effective Date (the “Term Loan Commitment Expiry Date”). Each of the parties hereto hereby acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, as of the Effective Date (and prior to giving effect to the repayment of Non-Extended Term Loan A-2 and Non-Extended Term Loan A-3 (in each case under and as defined in the Existing Credit Agreement) pursuant to Section 2.01(c)), the “Obligations” of the Borrower under and as defined in the Existing Credit Agreement (including all outstanding principal, all accrued and unpaid interest thereon (including default interest), fees, costs and expenses) remain outstanding and payable by the Borrower and constitute Obligations hereunder and under the other Loan Documents. Each of the parties hereto hereby further agrees and acknowledges that each Lender has funded that amount of the Term Loans as set forth opposite the name of such Lender on Schedule 2.01 under the column “Term Loans A-1” and “Term Loans A-2”. Subject to the terms and conditions set forth herein (including the cashless settlement of the Term Loans under the Existing Credit Agreement repaid on the Effective Date pursuant to Section 2.01(c) below), each Term Loan Lender with an Effective Date Term Loan

Commitment severally agrees to make an Effective Date Term Loan to the Borrower in dollars in a single Borrowing on the Effective Date in an amount not to exceed such Term Loan Lender’s Effective Date Term Loan Commitment. The Effective Date Term Loan Commitments of the Term Loan Lenders to make the Effective Date Term Loans shall expire at 5:00 p.m. (New York City time) on the Effective Date (but immediately after giving effect to such Borrowings) (the “Effective Date Term Loan Commitment Expiry Date”). Any portion of the Term Loans that is repaid may not be reborrowed.

(c) On the Effective Date, the Borrower and each Lender party hereto hereby agree that: (A) (i) the principal amount of Non-Extended Term Loan A-2 under and as defined in the Existing Credit Agreement outstanding immediately prior to the Effective Date shall be deemed repaid in full by the Borrower with proceeds of the Effective Date Term Loans and (ii) the principal amount of Non-Extended Term Loan A-3 under and as defined in the Existing Credit Agreement outstanding immediately prior to the Effective Date shall be deemed repaid in full by the Borrower with proceeds of the Effective Date Term Loans, and in each case, any prior notice of repayment is hereby waived; (B) a Class of Term Loans titled “Effective Date Term Loans” and a Class of Existing Loans titled “Existing Term Loans” are hereby established; (C) the Class of “Effective Date Term Loans” is further subdivided into “Term Loans A-3” and “Term Loans A-4”; (D) the Class of “Existing Term Loans” is further subdivided into “Term Loans A-1” and “Term Loans A-2”; (E) the execution of this Agreement by each Lender constitutes acceptance by such Lender to the establishment of such Classes; (F) each Lender set forth on Schedule 2.01 hereto with Term Loans A-3 and Term Loans A-4 that held Non-Extended Term Loan A-2 and Non-Extended Term Loan A-3 (in each case under and as defined in the Existing Credit Agreement) immediately prior to the Effective Date shall be deemed to have settled the repayment of such Non-Extended Term Loan A-2 and Non-Extended Term Loan A-3 and making of the Effective Date Term Loans hereunder in a cashless manner such that the aggregate net amount of Effective Date Term Loans advanced to the Borrower in cash on the Effective Date pursuant to Section 2.01(b) is $30,000,000; (G) the Term Loans of all Lenders that (i) are not repaid on the Effective Date pursuant to clause (A) above or (ii) do not constitute Effective Date Term Loans are Existing Term Loans; (H) except with respect to the Maturity Date, the amounts of such Term Loans and the Applicable Rate, and as expressly provided in Section 2.21, the terms of Effective Date Term Loans and the Existing Term Loans shall be identical; (I) the Existing Term Loans shall be converted to, and deemed to be, RFR Term Loans with the first Interest Payment Date therefor occurring on December 9, 2022; (J) the Effective Date Term Loans shall be deemed to be RFR Term Loans with the first Interest Payment Date therefor occurring on December 9, 2022; and (K) after giving pro forma effect to the transactions contemplated to occur on the Effective Date by this Agreement, any break funding payments or prepayment fees payable under Section 2.15 with respect to the conversion and/or repayment of such Term Loans described in the foregoing clauses or any other transactions contemplated to occur on the Effective Date by this Agreement are hereby waived in their entirety.

(d) The aggregate principal amount of the Term Loans, as of the Effective Date, is set forth on Schedule 2.01.

Section 2.02. Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders with a Revolving Commitment ratably in accordance with their respective Revolving Commitments. Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Term Loan Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing of any Class shall be comprised entirely of ABR Loans, Term Benchmark Loans or RFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Term Benchmark or RFR Borrowings outstanding, which may be increased by the Administrative Agent in its sole discretion in connection with any Incremental Commitments.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

Section 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing, (b) in the case of an RFR Term Borrowing, not later than 11:00 a.m., New York City time, five (5) U.S. Government Securities Business Days before the date of the proposed Borrowing, or (c) in the case of an RFR Revolving Borrowing and an ABR Borrowing (including any ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e)), not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic communication to the Administrative Agent of a written Borrowing Request and signed by an Authorized Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing, and whether such Borrowing is a Revolving Borrowing or a Term Loan Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing;

(iv) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and account number to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Term Benchmark Borrowing with an Interest Period of one (1) month. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Incremental Facilities. On one or more occasions at any time after the Effective Date, the Borrower may by written notice to the Administrative Agent elect to request (A) an increase to the existing Revolving Commitments (any such increase, the “New Revolving Commitments”) and/or (B) the establishment of one or more new term loan commitments (the “New Term Loan Commitments”, together with the New Revolving Commitments, the “Incremental Commitments”), either as an increase to the then existing Term Facility or as a new term loan tranche (a “New Term Loan Tranche”), by up to an aggregate amount not to exceed $350,000,000 for all Incremental Commitments. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that such Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as the Administrative Agent may agree). The Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a syndicate of Lenders or other Persons that are Eligible Assignees willing to hold the requested Incremental Commitments; provided that (x) any Incremental Commitments on any Increased Amount Date shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $25,000,000, (y) any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment and if any Lender so approached fails to respond, such Lender shall be deemed to have declined to provide such Incremental Commitments, and (z) any Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender” or “New Term Loan Lender”, as applicable) to whom any portion of such Incremental Commitment shall be allocated shall be subject to the approval of the Borrower and the Administrative Agent (such approval not to be unreasonably withheld or delayed), and, in the case of a New Revolving Commitment, each of the Issuing Banks (each of which approvals shall not be unreasonably withheld or delayed), unless such New Revolving Loan Lender or New Term Loan Lender is an existing Lender, an Affiliate of an existing Lender or an Approved Fund.

Except as set forth in this Section 2.04, the terms and provisions of any New Revolving Commitments shall be identical to the existing Revolving Commitments. The terms and provisions of any New Term Loan Commitments and any New Term Loans shall (a) provide that the maturity date of any New Term Loan that is a New Term Loan Tranche shall be no earlier than the Term Loan A-4 Maturity Date and shall not have a weighted average maturity earlier than the latest maturity date of the existing Term Facility, (b) shall not be secured or guaranteed unless the Obligations are ratably secured and guaranteed and (c) except as set forth in this Section 2.04 (x) with respect to any New Term Loan that is not a New Term Loan Tranche, otherwise be identical to the existing Term Loans (other than arranger fees or other up-front fees) or reasonably acceptable to the Administrative Agent and (y) with respect to any New Term Loan that is a New Term Loan Tranche, be as agreed between the Borrower and the lenders providing such New Term Loans (except as otherwise set forth in this Section 2.04).

The effectiveness of any Incremental Commitments and the availability of any borrowings under any such Incremental Commitment shall be subject to the satisfaction of the following conditions precedent: (x) after giving pro forma effect to such Incremental Commitments and, in the case of a New Term Loan Commitment, the borrowings and the use of proceeds thereof, (i) no Default or Event of Default shall exist as of the effective date of such an increase and after giving effect thereto and (ii) as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01, the Borrower would have been in pro forma compliance with the financial covenants set forth in Section 6.12; (y) the representations and warranties made or deemed made by any Loan Party in any Loan Document shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) as of the effective date of such Incremental Commitments except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents; and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate or other necessary action taken by the Borrower to authorize such Incremental Commitments and (B) all corporate, partnership, member, or other necessary action taken by each Guarantor authorizing the Guaranty by such Guarantor of such Incremental Commitments; (ii) if requested by the Administrative Agent, a customary opinion of counsel to the Borrower and the Guarantors (which may be in substantially the same form as delivered on the Effective Date and may be delivered by internal counsel of the Borrower), and addressed to the Administrative Agent and the Lenders, and (iii) if requested by any Lender, new notes executed by the Borrower, payable to any new Lender, and replacement notes executed by the Borrower, payable to any existing Lenders; provided that such Lender shall promptly return any existing Notes held by such Lender to the Borrower (or, if lost, destroyed or mutilated, if requested by the Borrower, a lost note affidavit including a customary indemnity).

On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by such existing Revolving Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments, (b) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment, and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to its New Revolving Commitment and all matters relating thereto.

On any Increased Amount Date on which any New Term Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment, and (ii) each New Term Loan Lender shall become a Lender hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto.

The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Commitments and the New Revolving Loan Lenders or the New Term Loan Commitments and the New Term Loan Lenders, as applicable, and (z) in the case of each notice to any Revolving Lender, the respective interests in such Revolving Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

The up-front fees payable to the New Revolving Loan Lenders and/or New Term Loan Lenders shall be determined by the Borrower and the applicable New Revolving Loan Lenders and/or New Term Loan Lenders.

The Incremental Commitments shall be effected pursuant to one or more Additional Credit Extension Amendments executed and delivered by the Borrower, the New Revolving Loan Lender or New Term Loan Lender, as applicable, and the Administrative Agent, and each of which shall be recorded in the Register. Each Additional Credit Extension Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as are consistent with this Section 2.04 and may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.04.

Section 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request, as the applicant thereof, and each Issuing Bank agrees, subject to the terms and conditions set forth in this Agreement, to issue, Letters of Credit denominated in dollars for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period; provided that the aggregate LC Exposure of all Issuing Banks shall not at any time exceed the LC Sublimit; provided, further, that the aggregate LC Exposure of any Issuing Bank (including any Affiliates thereof) shall not at any time exceed the Individual Issuing Bank Sublimit; provided, further, that the Borrower shall alternate the selection of the applicable Issuing Bank based on the number and size of the Letters of Credit requested by the Borrower in order for each Issuing Bank to be selected for the issuance of Letters of Credit on an equivalent basis. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement (including, without limitation, any inconsistency resulting from more burdensome covenants or events of default contained therein) submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and no Issuing Bank shall issue, any Letter of Credit the proceeds of which would be made to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory, that at the time of such funding is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement. Letters of Credit shall be issued in minimum amounts of $100,000 (or such lesser amount agreed to by the applicable Issuing Bank in its sole discretion).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the Issuing Bank which is being requested to issue (or issued, in the case of an amendment, renewal or extension) the Letter of Credit and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the amount of the LC Exposure of such Issuing Bank shall not exceed the Individual Issuing Bank Sublimit and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Commitments, excluding the Revolving Credit Exposure and Revolving Commitment of any Lender that is not participating by operation of Section 2.21. The Borrower shall pay any customary documentary and processing charges payable to the applicable Issuing Bank in accordance with such Issuing Bank’s standard schedule for such charges with respect to the issuance, amendment, cancellation, negotiation or transfer of each Letter of Credit and each drawing made thereunder.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank that issued such Letter of Credit to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) the date that is thirty (30) days prior to the Maturity Date of the Revolving Facility (unless fully cash collateralized in a manner satisfactory to the Administrative Agent in compliance with the terms and conditions of Section 2.05(j) and such Issuing Bank not less than thirty (30) days prior to the then-current Maturity Date of the Revolving Facility); provided that any Letter of Credit with a one (1)-year term may provide for the automatic renewal thereof for additional one (1)-year periods (which shall in no event extend beyond the date referred to in clause (ii) above) so long as such Letter of Credit permits such Issuing Bank to prevent any such extension at least once in each twelve (12)-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice of non-renewal to the beneficiary thereof not later than thirty (30) days prior to the then-applicable expiration date of such Letter of Credit (the “Non-Extension Notice Date”). Once an automatic renewal Letter of Credit has been issued, the other Revolving Lenders shall be deemed to have authorized Issuing Bank that issued such Letter of Credit to permit the extension of such Letter of Credit at any time to an expiry date not later than the date referred to in clause (ii) above; provided that such Issuing Bank shall not permit any such extension if it has received written notice on or before the day that is five (5) Business Days before the Non-Extension Notice Date from any Lender or the Administrative Agent that a Default or Event of Default has occurred and is continuing directing the Issuing Bank not to permit such extension.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issued such Letter of Credit or the Lenders, but subject to Section 2.21(b)(xi), such Issuing Bank hereby grants to each other Revolving Lender (in the case of the Letter of Credit), and each such Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each such Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank that issued such Letter of Credit, such Lender’s applicable Revolving Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank that issued a Letter of Credit shall make any LC Disbursement in respect of such Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent such LC Disbursement in dollars not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender (other than the Issuing Bank that issued such Letter of Credit) of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each such Revolving Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of such Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from such Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank that issued a Letter of Credit or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank that issued a Letter of Credit for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank that issued a Letter of Credit under such Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank that issued a Letter of Credit, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit issued by such Issuing Bank comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank that issued a Letter of Credit (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit issued by an Issuing Bank, such Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to the Borrower, and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Bank that issued such Letter of Credit or amendment thereto. The Borrower shall conclusively be deemed to have waived any such claim against the Issuing Bank that issued such Letter of Credit or amendment thereto and such Issuing Bank’s correspondents unless such notice is given by the Borrower as aforesaid.

(g) Disbursement Procedures. The Issuing Bank issuing a Letter of Credit shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic communication) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank that issued a Letter of Credit shall make any LC Disbursement under such Letter of Credit, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor as well as the previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Facility Lenders under the Revolving Facility (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 102% of the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse an Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount shall be returned to the Borrower (to the extent not applied as aforesaid) within three (3) Business Days after all Events of Default have been cured or waived.

(k) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed in writing by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights or remedies against the Borrower shall be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of any jurisdiction whether the applicable Issuing Bank or the applicable beneficiary is located, the practice stated in the ISP or the UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the case of Loans, by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds (x) to an account of the Borrower maintained with the Administrative Agent in New York City or such other account as is designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank that issued the relevant Letter of Credit.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or irrevocable written notice by hand delivery, telecopy or electronic communication to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by an Authorized Officer of the Borrower, in each case, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic communication to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by an Authorized Officer of the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein and subject to the next sentence, at the end of such Interest Period such Borrowing shall be converted to a Term Benchmark Borrowing with an Interest Period of one (1) month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Facility Lenders under the applicable Facility, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing under such Facility may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date and the Term Loan Commitments (other than New Term Loan Commitments) shall terminate on the Term Loan Commitment Expiry Date and the Effective Date Term Loan Commitment Expiry Date in each case as provided in Section 2.01(b).

(b) The Borrower may at any time terminate in full, or from time to time reduce, the Commitments under a particular Facility; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one (1) Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof; provided that if any Revolving Loan is to be terminated or reduced, the Borrower shall comply with Section 2.10(c). Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that if such a notice of termination of the Revolving Commitments delivered by the Borrower expressly states that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a specified transaction, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under a particular Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.

Section 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Term Loan A-1 Lender, the then unpaid principal amount of each Term Loans A-1 on the Term Loan A-1 Maturity Date, (iii) to the Administrative Agent for the account of each Term Loan A-2 Lender, the then unpaid principal amount of each Term Loans A-2 on the Term Loan A-2 Maturity Date; (iv) to the Administrative Agent for the account of each Term Loan A-3 Lender, the then unpaid principal amount of each Term Loans A-3 on the Term Loan A-3 Maturity Date; and (v) to the Administrative Agent for the account of each Term Loan A-4 Lender, the then unpaid principal amount of each Term Loans A-4 on the Term Loan A-4 Maturity Date; provided that if any such Maturity Date is not a Business Day, such Maturity Date shall be deemed to be the immediately preceding Business Day.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by one or more promissory notes in substantially the forms of Exhibit D-1 or Exhibit D-2 hereto, as applicable. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note(s) and interest thereon shall at all times (including after assignment pursuant to Section 9.05), unless such assignee elects not to receive a Note, in which case such assignor shall return to the Borrower any Note issued to it, or in the case of any loss, theft or destruction of any such Note, a lost note affidavit in customary form, be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). Upon request of the Borrower, promptly following Payment in Full, each Lender shall return to the Borrower any Note issued to it, or in the case of any loss, theft or destruction of any such Note, a lost note affidavit in customary form.

Section 2.10. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (c) of this Section.

(b) If at any time, the sum of the aggregate principal amount of the Revolving Credit Exposure exceeds the aggregate Revolving Commitments, the Borrower shall in each case within three (3) Business Days following the written demand of the Administrative Agent therefor at the Borrower’s option repay Borrowings or cash collateralize the LC Exposure in an account with the Administrative Agent pursuant to Section 2.05(j), as applicable, in an aggregate principal amount sufficient to cause the sum of the aggregate principal amount of the Revolving Credit Exposures to be less than or equal to the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an RFR Borrowing and an ABR Borrowing, not later than 12:00 noon, New York City time on the date of prepayment (or such shorter times as the Administrative Agent may agree in its sole discretion). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and Class as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the applicable Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and all amounts, if any, payable pursuant to Section 2.15. Any portion of the Term Loan that is prepaid may not be reborrowed.

Section 2.11. Fees.

(a) From the Effective Date until the last day of the Availability Period, the Borrower agrees to pay to the Administrative Agent, for the pro rata account of each Revolving Lender, a facility fee, which shall accrue at the Facility Fee Rate (as set forth in the definition of Applicable Rate) on the daily amount of the Revolving Commitment of such Lender (whether used or unused) during the period from the Effective Date to but excluding the date on which such Revolving Commitment terminates; provided that, if such Revolving Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first day and last day of each period but excluding the date on which the Revolving Commitments terminate).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to such Revolving Lender’s participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank its standard fees with respect to the issuance, amendment, renewal, cancellation, negotiation, transfer or extension of any Letter of Credit or processing of drawings thereunder. Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to each Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after written demand. All participation fees shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees in respect of Letters of Credit shall be paid in dollars.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon by and between the Borrower and the Administrative Agent in the applicable Fee Letter.

(d) The Borrower agrees to pay on the Effective Date to each of JPMorgan Chase Bank, N.A., BofA Securities, Inc., Truist Bank, Fifth Third Bank, National Association, The Huntington National Bank, and Mizuho Bank, Ltd., for their own accounts, arrangement fees payable in the amounts separately agreed upon by and among the Borrower and the Joint Lead Arrangers in the applicable Fee Letter.

(e) The Borrower agrees to pay to the Administrative Agent on the Effective Date, for the pro rata account of each Lender, an up-front fee, in an amount specified in the applicable Fee Letter.

(f) The Borrower agrees to pay to the Joint Lead Bookrunners on the Effective Date, for their own accounts, arrangement and bookrunner fees payable in the amounts separately agreed upon by and among the Borrower and the Joint Lead Bookrunners in an amount specified in the applicable Fee Letter.

(g) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it pursuant to Section 2.11(b), or to the Joint Lead Arrangers, in the case of fees payable to them pursuant to Section 2.11(d)) for distribution, in the case of participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.12. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of three hundred and sixty (360) days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate or the Federal Funds Effective Rate shall be computed on the basis of a year of three hundred and sixty-five (365) days (or three hundred and sixty-six (366) days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). A determination of the applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13. Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.13, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

Section 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding the foregoing, no Lender shall submit a claim for compensation under paragraph (a) or (b) of this Section unless the making of such claim is consistent with such Lender’s general practices under similar circumstances in respect of similarly situated borrowers with credit agreements entitling it to make such claims (provided that in no event shall any Lender be obligated to provide details of such similar circumstances, borrowers or credit agreements).

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than two hundred and seventy (270) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred and seventy (270)-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15. Break Funding Payments.

(a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of (x) the operation of Section 2.04 or (y) a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate such Lender for the loss, cost and expense (excluding loss of profit) attributable to such event. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 and the reasons therefor delivered to the Borrower and shall be prima facie evidence of such amounts. Notwithstanding the foregoing, no Lender shall demand compensation pursuant to this Section 2.15 if it shall not be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements (provided that in no event shall any Lender be obligated to provide details of such similar circumstances, borrowers or credit agreements). The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate such Lender for the loss, cost and expense (excluding loss of profit) attributable to such event. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 and the reasons therefor delivered to the Borrower and shall be prima facie evidence of such amounts. Notwithstanding the foregoing, no Lender shall demand compensation pursuant to this Section 2.15 if it shall not be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements (provided that in no event shall any Lender be obligated to provide details of such similar circumstances, borrowers or credit agreements). The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

Section 2.16. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. Without duplication of Section 2.16(a) or (b) above, the Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) if the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental

Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to, or apply for or seek any refund of any Taxes for or on behalf of, the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) dollars, and (ii) to the Administrative Agent at its offices at 10 South Dearborn, Floor L2S, Chicago, IL, 60603, except payments to be made directly to any Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective Revolving Percentages of the Revolving Lenders.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), Section 2.05(e), Section 2.06(b), Section 2.17(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (w) any Lender requests compensation under Section 2.14, or (x) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or (y) any Lender becomes Defaulting Lender, or (z) any Lender has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Loan Document that, pursuant to Section 9.02, requires the consent of all Lenders, each Lender affected thereby or Supermajority Lenders and with respect to which Lenders constituting the Required Lenders have consented to such proposed amendment, modification, waiver, termination or consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.14 or 2.16) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of any such assignment resulting from a Lender’s refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (A) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (B) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto

Section 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) facility fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Commitments, Term Loan Exposure and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or Required Facility Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that (i) such Defaulting Lender’s Commitments may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Percentages but only to the extent that (x) the sum of all such non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02(a) and Section 4.02(b) are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within five (5) days following notice by the Administrative Agent cash collateralize for the benefit of each relevant Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding; provided that the Borrower shall be permitted to make a Borrowing of Revolving Loans in order to post all or any portion of such cash collateral;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized.

If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Lender is a Defaulting Lender, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower, satisfactory to such Issuing Bank in its sole discretion, as the case may be, to defease all risk to it in respect of such Lender.

In the event that the Administrative Agent, the Borrower, and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

Section 2.20. Extension of Revolving Maturity Date. The Borrower shall have one (1) option (which shall be binding on the Revolving Lenders), exercisable by written notice to the Administrative Agent (which shall promptly notify each of the Lenders) given no more than ninety (90) days nor less than thirty (30) days prior to the then-current Revolving Maturity Date to extend the Revolving Maturity Date for a period of six (6) months. Upon delivery of such notice, the Revolving Maturity Date shall be extended for six (6) months so long as the following conditions are satisfied: (i) no Default or Event of Default has occurred and is continuing as of the effective date of such extension and after giving effect thereto; (ii) the representations and warranties made or deemed made in any Loan Document shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) as of the effective date of such extension except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of such earlier date); (iii) if the Guaranty Release has not occurred, each Guarantor shall have provided to the Administrative Agent an affirmation and consent to such extension, in form and substance reasonably acceptable to the Administrative Agent; (iv) the Borrower shall have paid an extension fee equal to 0.0625% of the aggregate amount of the then outstanding Revolving Commitments (to the Administrative Agent for the ratable benefit of the Revolving Lenders); and (v) the Borrower shall have paid all other outstanding fees, expenses and other amounts which are due and payable pursuant to this Agreement.

Section 2.21. Amending and Extending Classes within the Facilities. (a) The Borrower may at any time and from time to time request that all or any portion of the Term Loans, the Revolving Loans or the Revolving Commitments (each, an “Existing Loan Facility”) be modified to extend the scheduled Maturity Date(s) (or, in the case of the Revolving Commitments, the Availability Period) with respect to all or a portion of any principal amount of such Term Loans, Revolving Loans or Revolving Commitments, as applicable, and to otherwise modify the terms of such Term Loans, Revolving Loans or Revolving Commitments to the extent not prohibited in this Section 2.21 or in Section 9.02(b) and to provide for other terms consistent with this Section 2.21 (an “Extension”). Any such Term Loans or Revolving Loans which have been so amended, being “Extended Loans”; any such Revolving Commitments which have been so amended, being “Extended Revolving Commitments”; any Term Loans or Revolving Loans that are not Extended Loans, being “Non-Extended Loans”, any Revolving Commitments that are not Extended Revolving Commitments, being “Non-Extended Revolving Commitments”. Any such request shall be made on a pro rata basis and on the same terms to each applicable Revolving Lender or Term Loan Lender that holds an interest in the applicable Existing Loan Facility, and shall be subject to the terms and conditions set forth in this Section 2.21.

(b) In order to make such request, the Borrower shall deliver a notice to the Administrative Agent (and the Administrative Agent shall deliver a copy of such notice to each of the Lenders under the applicable Existing Loan Facility) (an “Extension Request”) setting forth the proposed date(s) to which the scheduled Maturity Date(s) or the scheduled Availability Period(s), as applicable, with respect to all or a portion of any principal amount of such Term Loans, Revolving Loans or Revolving Commitments, as applicable, in the Existing Loan Facility would be extended, and the proposed terms of the Extended Loans or Extended Revolving Commitments to be established; provided that:

(i) Each Extension shall become effective only with respect to the Loans and Commitments of those Lenders that accept an Extension Request and only if the Required Facility Lenders of the applicable Facility for which such Extension has been requested have approved the applicable Extension Request;

(ii) No Extension Request with respect to the Revolving Facility may be delivered unless the Borrower shall have first exercised and satisfied (as determined by the Administrative Agent) all of the conditions precedent to the effectiveness of all available extension options in respect of the Revolving Maturity Date pursuant to, and in accordance with, Section 2.20;

(iii) None of the Maturity Dates of the Non-Extended Loans or Non-Extended Revolving Commitments shall be extended, and none of the other terms of any of the Non-Extended Loans or Non-Extended Revolving Commitments may be modified in violation of the terms of this Agreement, as a result of such Extension;

(iv) The interest rate margins and unused commitment fees with respect to the Extended Loans or Extended Revolving Commitments may be different than the interest margins and unused commitment fees for the Term Loans, Revolving Loans or Revolving Commitments, as applicable, of such Existing Loan Facility, and extension fees may be paid to the Extending Lenders, in each case, to the extent provided in the applicable Loan Extension Amendment;

(v) The Loan Extension Amendment may provide for amortization solely to the extent that such amortization shall apply solely to any period after all of the Non-Extended Loans have been paid in full and all of the Non-Extended Revolving Commitments have been terminated;

(vi) The Loan Extension Amendment may provide for other covenants and other terms (including additional mandatory prepayments) only to the extent that such terms apply solely to any period after all of the Non-Extended Loans have been paid in full and all of the Non-Extended Revolving Commitments have been terminated;

(vii) No Extended Loans that are Term Loans may be optionally prepaid prior to the date on which all of the Non-Extended Loans that are Term Loans are repaid in full unless such optional prepayment is accompanied by a pro rata optional prepayment of the Non-Extended Loans that are Term Loans;

(viii) Such Extension shall not result in any extension of the date on which the commitments of the Issuing Banks to provide Letters of Credit expires or the date on which the Borrower is obligated to cash collateralize any Letters of Credit that remain outstanding without the prior written consent of each affected Issuing Bank;

(ix) The borrowing of Loans with respect to Revolving Commitments after the applicable Extension shall continue to be made on a pro rata basis in accordance with the respective Revolving Commitments of the Revolving Lenders, until the termination date of the Non-Extended Revolving Commitments, and thereafter shall be made on a pro rata basis in accordance with the respective Revolving Commitments of the Revolving Lenders that have Extended Revolving Commitments, until the termination date of the Extended Revolving Commitments;

(x) Except for (A) payments of interest and fees at different rates on Extended Revolving Commitments and Non-Extended Revolving Commitments (and related Borrowings), and (B) repayments required upon the Maturity Date of the Non-Extended Revolving Commitments, subject to Section 2.21(f), payments upon the Loans after the applicable Extension date shall continue to be made and applied on a pro rata basis and subject to the terms in Section 2.17;

(xi) All Letters of Credit shall continue to be participated after such Extension on a pro rata basis by all Lenders with Revolving Commitments in accordance with their percentage of the Revolving Commitments subject to the express terms herein; provided that no Lender that has a Non-Extended Revolving Commitment shall participate in the LC Exposure under any Letter of Credit that has an expiration date beyond the maturity date of such Non-Extended Revolving Commitment;

(xii) The permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments;

(xiii) Assignments and participations of Extended Revolving Commitments and extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans; and

(xiv) At no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and Non-Extended Revolving Commitments) which have more than two (2) different maturity dates.

Any Extended Loans consisting of Term Loans or Revolving Loans and/or any Extended Revolving Commitments resulting from any Loan Extension Amendment shall be designated a separate Class of Term Loans or Revolving Loans, as applicable, or Revolving Commitments, as the case may be, for all purposes of this Agreement. The Maturity Date that is applicable to any Class of Non-Extended Loan hereunder is referred to herein as the “Non-Extended Loan Maturity Date” for such Class.

(c) The Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Loan Facility are requested to respond. It shall be a condition precedent to the effectiveness of any Extension that no Default or Event of Default shall exist on the date of the Extension Request and on the date on which the Extension becomes effective. No Extension Request is required to be in any minimum amount or increment; provided that the Borrower may specify as a condition to consummating any such Extension that a minimum amount (to be specified in the applicable Extension Request) of Term Loans, Revolving Loans or Revolving Commitments be extended or modified (subject to waiver by the Borrower in its sole discretion). No Lender shall have any obligation to agree to have any of its Term Loans, Revolving Loans or Revolving Commitments, as applicable, of any Existing Loan Facility modified into Extended Loans or Extended Revolving Commitments pursuant to any Extension Request. Any Lender (an “Extending Lender”) wishing in its sole and individual discretion to have all or any portion of its Term Loans, Revolving Loans or Revolving Commitments, as applicable, under the Existing Loan Facility subject to such Extension Request modified into Extended Loans or Extended Revolving Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension

Request of the amount of its Term Loans, Revolving Loans or Revolving Commitments, as applicable, under the Existing Loan Facility which it consents to be modified into Extended Loans or Extended Revolving Commitments. In the event that the aggregate amount of Term Loans, Revolving Loans and Revolving Commitments under the Existing Loan Facility subject to Extension Elections delivered by Lenders exceeds the amount of Extended Loans or Extended Revolving Commitments requested pursuant to the Extension Request, Term Loans, Revolving Loans and Revolving Commitments subject to Extension Elections shall be modified to Extended Loans or Extended Revolving Commitments on a pro rata basis based on the amount of Term Loans, Revolving Loans and Revolving Commitments, as applicable, included in such Extension Election.

(d) Each Class of Extended Loans and Extended Revolving Commitments shall be established pursuant to an amendment (a “Loan Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Loan or Extended Revolving Commitment thereunder which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender, except with respect to amendments for which the consent of each Lender affected thereby, all Lenders or the Required Lenders is required and have not been obtained) and which may include such ministerial amendments to this Agreement as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower. Each Loan Extension Amendment shall be binding on the Lenders, the other parties hereto and the Guarantors. In connection with any Loan Extension Amendment, the Borrower shall deliver a reaffirmation of the Guaranty from each Guarantor and such resolutions, certificates, opinions of counsel (including, subject to the Administrative Agent’s consent, in-house opinions in lieu of opinions of outside counsel) and other documents in connection therewith as may be reasonably requested by the Administrative Agent.

(e) Notwithstanding any other provision of this Agreement, in the case any amendment to or waiver of any of the terms of this Agreement would affect only the rights or duties of a specific Class of Extended Loans or Non-Extended Loans or Extended Revolving Commitments or Non-Extended Revolving Commitments, or would adversely affects the rights of a specific Class of Extended Loans or Non-Extended Loans or Extended Revolving Commitments or Non-Extended Revolving Commitments in a manner that is different than such amendment or waiver would affect any other specific Class of Extended Loans or Non-Extended Loans or Extended Revolving Commitments or Non-Extended Revolving Commitments, then, subject to the rights of each affected Lender with respect to any amendment or waiver provided for in Section 9.02(b), such amendment or waiver shall not be effective unless it shall have received the prior written approval of a majority in interest of the Lenders holding more than fifty percent (50%) of the Term Loan Exposure or total Revolving Commitments of such specific Class of affected Extended Loans, Non-Extended Loans, Extended Revolving Commitments or Non-Extended Revolving Commitments (the approval, with respect to such Class, of such portion of the applicable Lenders is referred to herein as the “Required Class Approval”).

(f) Notwithstanding any other provision of this Agreement, if the Borrower shall fail to pay any portion of any principal on any Class of Non-Extended Loan on the applicable Non-Extended Loan Maturity Date for such Class (such failure, a “Class Maturity Default”), then (i) no forbearance with respect to such Class Maturity Default may be granted, and no waiver of any Default or Event of Default resulting from such Class Maturity Default may be granted, unless, in each case, the Required Class Approval from the holders of interests in such Class shall have been obtained, and (ii) during the continuance of any such Class Maturity Default, unless all Loans, LC Disbursements and other Obligations then outstanding shall have been declared due and payable or otherwise have become due and payable, all sums received by the Administrative Agent or any Lender in connection with any enforcement of any of the Loan Documents shall be applied in the order of priority set forth in Article VII, except that no sums shall be payable to the holders of any Class other than the Class with respect to which such Class Maturity Default has occurred unless and until all amounts that are due and payable to the holders of the Class with respect to which such Class Maturity Default has occurred, and all amounts required to be retained by the Administrative Agent on account of any portion of the Letters of Credit that are outstanding that have been issued pursuant to the Class of Non-Extended Revolving Commitments with respect to which such Class Maturity Default has occurred, have been paid in full in cash.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower (and solely to the extent such representations and warranties relate to the Company, the Company) represents and warrants to the Lenders that:

Section 3.01. Organization; Powers. Each of the Company, the Borrower and their respective Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its properties and to carry on its business as now conducted, except for the failure to be in good standing of any Subsidiary of the Borrower that is not a Loan Party, where such failure could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect and (b) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate, partnership, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action. Each of this Agreement and the other Loan Documents to which a Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate the charter, by-laws or other organizational documents of the Company, the Borrower or any of their respective Subsidiaries, (c) will not violate any applicable law or regulation, any order, judgment or decree of any Governmental Authority, in each case to the extent such violation of could reasonably be expected to have a Material Adverse Effect, (d) will not violate or result in a default under any indenture, loan agreement, credit agreement, promissory note, letter of credit or other agreement binding upon the Company, the Borrower or any of their respective Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company, the Borrower or any of their respective Subsidiaries, in each case to the extent that such violation or default could reasonably be expected to have a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any asset of the Company, the Borrower or any of their Subsidiaries (other than Liens created under the Loan Documents).

Section 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of the fiscal year ended December 31, 2021, audited by independent public accountants and (ii) as of the fiscal quarter and the portion of the fiscal year ended June 30, 2022, certified by an Authorized Officer. Such financial statements present fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with the requirements of the SEC, subject to year-end audit adjustments and the absence of any qualifications or exceptions as to the scope of the audit or a “going concern” or like qualification in the case of the annual financial statements referred above.

(b) Since December 31, 2021, no event, development or circumstance has occurred which has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 3.05. Properties.

(a) Each of the Company, the Borrower and their respective Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including all Eligible Unencumbered Real Property Assets), except for Permitted Encumbrances, Liens permitted by Section 6.02, or minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Each of the Real Property Assets included as Eligible Unencumbered Real Property Asset for purposes of this Agreement satisfies the requirements for an Eligible Unencumbered Real Property Asset set forth in the definition thereof. As of the Effective Date, the Compliance Certificate delivered as of such date sets forth a list of (i) each Eligible Unencumbered Real Property Asset and whether such Eligible Unencumbered Real Property Asset is subject to a Qualifying Ground Lease and (ii) any Mortgage Notes included in Eligible Unencumbered Mortgage Note Value.

(b) Each of the Company, the Borrower and their respective Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company, the Borrower and their respective Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company or the Borrower, threatened in writing against the Company, the Borrower or any of their respective Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions. As of the date of this Agreement, the Company, the Borrower and their respective Subsidiaries have no material Contingent Obligations that are not disclosed in the financial statements referred to in Section 3.04.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Company, the Borrower or any of their respective Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability.

(c) With respect to any Eligible Unencumbered Real Property Asset, (i) there are in effect all Environmental Approvals which are required to be obtained under all Environmental Laws with respect to such Real Property Asset, except for such Environmental Approvals the absence of which would not have a Material Adverse Effect, (ii) the Company, the Borrower and each applicable Subsidiary is in compliance (and will be in pro forma compliance) with the terms and conditions of all such Environmental Approvals, and with all other Environmental Laws or any plan, order, decree, judgment, injunction, notice or demand letter issued, entered or approved thereunder, except to the extent failure to comply would not have a Material Adverse Effect.

(d) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, there are no Environmental Claims or investigations pending or threatened by any Governmental Authority with respect to any alleged failure by the Company, the Borrower or any applicable Subsidiary or lessee to have any Environmental Approval required in connection with the conduct of business on such Real Property Asset, or with respect to any generation, treatment, storage, recycling, transportation, Release or disposal of any Hazardous Material generated by the Company, the Borrower or any applicable Subsidiary or any lessee on such Real Property Asset.

(e) No Hazardous Material has been Released at any Real Property Asset to an extent that, individually or in the aggregate with Releases in other Real Property Assets, could reasonably be expected to have a Material Adverse Effect.

(f) No PCB (in amounts or concentrations which exceed those set by applicable Environmental Laws) is present at any Real Property Asset to an extent that, individually or in the aggregate with PCB present in other Real Property Assets, could reasonably be expected to have a Material Adverse Effect.

(g) No friable asbestos is present at any Real Property Asset to an extent that, individually or in the aggregate with friable asbestos present in other Real Property Assets, could reasonably be expected to have a Material Adverse Effect.

(h) There are no underground storage tanks for Hazardous Material, active or abandoned, at such Real Property Asset that could reasonably be expected to have a Material Adverse Effect.

(i) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Environmental Claims have been filed with a Governmental Authority with respect to such Real Property Asset, and such Real Property Asset is not listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

Section 3.07. Compliance with Laws and Agreements. Each of the Company, the Borrower and their respective Subsidiaries is in compliance (and, after giving effect to the Transactions, will be in pro forma compliance) with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. On the Effective Date, both before and after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing or would result from the consummation of the Transactions.

Section 3.08. Investment Company Status. None of the Company, the Borrower or any of their respective Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09. Taxes. Each of the Company, the Borrower and their respective Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA. As of the Effective Date, none of the Company, the Borrower or any of their respective Subsidiaries or any of their respective ERISA Affiliates (i) maintains, contributes to or has any obligation with respect to, or during the preceding five (5) plan years has maintained, contributed to or had any obligation with respect to, any Plan or (ii) has any liability to the PBGC, the Internal Revenue Service or any trust established under Title IV of ERISA with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Disclosure. All written information of a factual nature other than projections, other forward-looking information and information of a general economic or industry specific nature provided by the Company and the Borrower to the Administrative Agent or any Lender, when taken as a whole, is complete and correct in all material respects under the circumstances under which they are furnished. None of the written reports, financial statements, certificates or other written information of a factual nature furnished by or on behalf of any Loan

Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished), when so furnished or delivered, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and forward-looking statements, each of the Company and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood and agreed that projections as to future events and forward-looking statements are not viewed as facts and that actual results may vary materially from the projections or forward-looking statements and such variances may be material).

Section 3.12. Anti-Corruption Laws and Sanctions. Each of the Company, the Borrower and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, the Borrower, their respective Subsidiaries and their respective officers and employees and to the knowledge of the Company or the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Company, the Borrower or any of their respective Subsidiaries being designated as a Sanctioned Person. None of (a) the Company, the Borrower, any Subsidiary or, to the knowledge of the Company or the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Company, the Borrower, any agent of the Company or the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 3.13. Federal Reserve Board Regulations; Use of Proceeds. None of the Company, the Borrower or any of their respective Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purposes of “purchasing” or “carrying” any “Margin Stock” within the respective meanings of such term under regulation U of the Board. No part of the proceeds of the Loans will be used for “purchasing” or “carrying” “Margin Stock” or to extend credit to others for the purpose of purchasing or carrying Margin Stock as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of, any applicable laws or regulations of any Governmental Authority (including, without limitation, Regulations T, U and X of the Board). None of the proceeds of any of the Loans has been or will be used for, and no Letter of Credit has been or will be issued to support, any purpose not expressly permitted pursuant to Section 5.08.

Section 3.14. Subsidiaries. As of the Effective Date, (a) Schedule 3.14 (x) sets forth the name and jurisdiction of incorporation or organization of each Subsidiary and each Joint Venture of each of the Company, the Borrower and their respective Subsidiaries, (y) specifies which such Subsidiaries are Material Subsidiaries, and (z) describes in detail the nature, amount and ownership of all of the issued and outstanding Equity Interests of such Subsidiary and (b) except as disclosed on Schedule 3.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests owned by the Company, the Borrower or any of their respective Subsidiaries, in any Subsidiary or Joint Venture.

Section 3.15. Solvency. The Loan Parties, taken as a whole, are, and after giving effect to the incurrence of all Loans and Obligations being incurred in connection herewith will be, Solvent.

Section 3.16. REIT Status. The Company (i) will elect to be treated as a REIT and will operate in a manner to qualify as a REIT and (ii) to the extent that the Company is a REIT, it has not revoked its election to be a REIT.

Section 3.17. Insurance. The Company, the Borrower and their respective Subsidiaries (a) keep and maintain all property material to the conduct of its business in good working order and condition, except for ordinary wear and tear and casualty and condemnation events that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (b) maintain (either directly or indirectly by causing its tenants to maintain), with financially sound and reputable insurance companies (or through self-insurance provisions), insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 3.18. Intellectual Property. Each of the Company, the Borrower and their respective Subsidiaries has the right to use all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are necessary for the conduct of its business and operations, without any conflict with the rights of others, except to the extent the lack of any such right could not reasonably be expected to result in a Material Adverse Effect. There is no violation by any Person of any right of the Company, the Borrower or any of their respective Subsidiaries with respect to any license, patent, copyright, service mark, trademark, trade name or other right used by the Company, the Borrower or any of their respective Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

Section 3.19. Labor Matters. As of the Effective Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Company, the Borrower or any of their respective Subsidiaries. There are no strikes, lockouts, slowdowns or other material labor disputes against the Company or the Borrower pending or, to the knowledge of the Company or the Borrower, threatened, in each case that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of each of the Company, the Borrower and any of their respective Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters. All payments due from the Company, the Borrower and any of their respective Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Company, the Borrower or such Subsidiary to the extent required by GAAP, except to the extent such failure, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.20. Affected Financial Institution. No Loan Party is an Affected Financial Institution.

Section 3.21. Covered Entity. No Loan Party is a Covered Entity.

ARTICLE IV

CONDITIONS

Section 4.01. Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from the Borrower, the Company and each Lender a fully-executed counterpart of this Agreement. The Administrative Agent (or its counsel) shall have received from each party thereto a fully-executed counterpart of (i) the Guaranty, (ii) the Notes (if requested pursuant to Section 2.09(e) hereof) and (iii) each Departing Lender Termination Letter.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Latham & Watkins LLP, counsel for the Company, the Borrower and the other Loan Parties and Ballard Spahr LLP, special Maryland counsel to the Company, in each case, in form and substance reasonably acceptable to the Administrative Agent and covering such matters relating to the Borrower, this Agreement or the other Loan Documents as the Administrative Agent shall reasonably request. Each of the Company and the Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received the following items from the Borrower:

(i) Certificates of good standing for each Loan Party from the states of organization of such Loan Party, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Effective Date;

(ii) Copies of the formation and other organizational documents of each Loan Party, certified by an officer of such Loan Party, together with all amendments thereto, which shall be in form and substance acceptable to the Administrative Agent;

(iii) Incumbency certificates, executed by officers of each Loan Party, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents on behalf of such Loan Party (and to make borrowings and request other extensions of credit hereunder on behalf of the Borrower, in the case of the Borrower), upon which certificate the Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(iv) Copies, certified by a Secretary or an Assistant Secretary of each Loan Party of the resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the Transactions, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the other Loan Parties;

(v) Compliance Certificate in form and substance acceptable to the Administrative Agent, executed by a Financial Officer of the Borrower, demonstrating pro forma compliance with the financial covenants set forth in Section 6.12 on a pro-forma basis as of the Effective Date based on the financial statements for the six month period ended June 30, 2022 and after giving effect to the Transactions; and

(vi) A certificate, dated the Effective Date and signed by an Authorized Officer of the Borrower, confirming (x) compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02, (y) that all authorizations or approvals of any Governmental Authority and approvals or consents of any other Person required to be obtained by any Loan Party in connection with the execution, delivery and performance of the Loan Documents, shall have been obtained and are in full force and effect, (z) that all authorizations or approvals of any Governmental Authority required to be obtained by the Company, the Borrower or their respective Subsidiaries in connection with the conduct by the Company, the Borrower and their respective Subsidiaries of its business in compliance with the Loan Documents have been obtained and are in full force and effect, (aa) since the date of the financial statements for the fiscal year ended December 31, 2021, there shall have occurred no Material Adverse Effect, (bb) there are no actions, suits, investigations or proceedings by or before any Governmental Authority or arbitrator pending or, to the Company’s or the Borrower’s knowledge, threatened in writing by or against the Company, the Borrower or any Guarantor that are (1) related to the Facilities or (2) that could reasonably be expected to have a Material Adverse Effect, (cc) after giving pro forma effect to the Transactions on the Effective Date, no Default or Event of Default shall exist, and (dd) the representations and warranties made or deemed made in any Loan Document shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on the effective date of such Borrowing except to the extent that such representations and warranties expressly relate solely to an earlier date in which case such representations and warranties shall have been true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) (on and as of such earlier date).

(d) The Administrative Agent, the Lenders, the Joint Lead Bookrunners and the Joint Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, as set forth in the Fee Letters, and additionally, to the extent invoiced at least one (1) Business Day prior the date hereof, reimbursement or payment of all reasonable and documented out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(e) The Administrative Agent, the Lenders and the Issuing Banks shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested by the Administrative Agent or such Lender or Issuing Bank that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act to the extent such information is reasonably requested in writing at least ten (10) Business Days prior to the date hereof.

The Administrative Agent shall notify the Borrower, the Issuing Banks and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02. Each Borrowing. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each of the Company and the Borrower set forth in this Agreement shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) as of the date of such Borrowing except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) The Borrower shall have requested a Borrowing in accordance with Section 2.03, and/or requested the issuance of a Letter of Credit in accordance with Section 2.05(b) (as applicable).

Each Borrowing and each issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by each of the Company and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until Payment in Full, the Borrower (and with respect to Section 5.03(b), the Company) covenants and agrees with the Lenders that:

Section 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent:

(a) within ninety (90) days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity, and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and certified by a Financial Officer of the Company;

(b) within ninety (90) days after the end of each fiscal year of the Company, one (1)-year projected consolidated balance sheet, income statement, statements of cash flows and sources and uses and covenant compliance projections of the Company and its Subsidiaries commencing from the end of such fiscal year;

(c) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its unaudited consolidated balance sheet and related unaudited statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a) or (c) above, a Compliance Certificate signed by a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) certifying (and setting forth reasonably detailed calculations demonstrating) compliance with Section 6.12, together with reports on newly acquired Eligible Unencumbered Real Property Assets, including a listing thereof and their Net Operating Income and acquisition cost, any updates to Schedule 3.14 and financial reporting to support the financial covenant calculations (including that the applicable Real Property Asset satisfies the eligibility criteria set forth in the definition of “Eligible Unencumbered Real Property Asset”), (iii) specifying each (if any) sale, encumbrance with a Lien to secure Indebtedness or other transfer occurring during the most recently ended fiscal quarter of any Eligible Unencumbered Real Property Asset, (iv) in the case of the inclusion of any new Mortgage Note in the computation of Eligible Unencumbered Mortgage Note Value, the Borrower shall include an updated description of all Mortgage Notes included in the computation of Eligible Unencumbered Mortgage Note Value, and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 that affects the Borrower and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate (it being understood that the Real Property Assets or Mortgage Notes acquired during the compliance reporting period that comply with the eligibility requirements for Eligible Unencumbered Real Property Assets or Eligible Unencumbered Mortgage Note Value, as applicable, as of the date of the Compliance Certificate shall be included in the calculation of financial covenants set forth in Section 6.12);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company, the Borrower or any of their respective Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be; provided that any statements, reports, notices, press releases or other information referred to in this Section 5.01(e) that are either (x) filed with any securities exchange or with the SEC or any governmental or private regulatory authority and publicly available or (y) available to the public on the Company’s web site shall be deemed delivered to the Administrative Agent hereunder;

(f) promptly following any request therefor, such additional information regarding the operations, business affairs and financial condition of the Company, the Borrower or any of their respective Subsidiaries, as the Administrative Agent or any Lender may reasonably request; provided that in no event shall the Company or the Borrower be required to disclose information (i) that constitutes proprietary information, (ii) to the extent that such disclosure to the Administrative Agent or such Lender (or their respective representatives) is prohibited by applicable law, (iii) with respect to which the Borrower or any of its Subsidiaries owes confidentiality obligations so long as (A) such obligations were not entered into in contemplation of this Agreement or any of the other Transactions and (B) such obligations are owed by it to a third party, or (iv) that is subject to attorney-client or similar privilege or constitutes attorney work product; and

(g) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on an Approved Electronic Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.13); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of an Approved Electronic Platform designated “Public Investor;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion or an Approved Electronic Platform not designated “Public Investor.”

Section 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following upon a Responsible Officer becoming aware of the same:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party that (x) individually or in the aggregate with all other actions, suits or proceedings, could reasonably be expected to result in a Material Adverse Effect, (y) could reasonably be expected to result in liability in excess of $20,000,000 or (z) is related to, or reasonably could be expected to materially and adversely affect, any of the Loan Documents;

(c) the occurrence of any ERISA Event that, alone or together with all other ERISA Events that have occurred, could reasonably be expected to result in an Event of Default;

(d) any material change in any accounting or financial reporting practices of the Company, the Borrower or any of their respective Subsidiaries;

(e) any other development that, individually or in the aggregate with all other developments, results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(f) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other Authorized Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; REIT Status; Conduct of Business; Compliance with Leases and Other Material Contracts.

(a) The Borrower will, and will cause the Company and each of their respective Subsidiaries to, (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect (A) its legal existence in its jurisdiction of organization and (B) its rights, licenses, permits, privileges and franchises, and (ii) perform and/or comply with all of its contractual obligations under its material contracts and leases (other than in the case of Indebtedness, for the purposes of the covenant in this paragraph (a), if such failure to perform and/or comply with any material contract (other than this Agreement) or lease would not be an Event of Default under clause (f) or (g) of Article VII), except in each case (other than the maintenance of the legal existence of the Company or the Borrower) where failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

(b) The Company will maintain its REIT status under the Code.

Section 5.04. Payment of Obligations. The Borrower will, and will cause the Company and each of their respective Subsidiaries to, pay timely all of its obligations, including Tax liabilities (other than in the case of Indebtedness, for the purposes of the covenant in this Section 5.04, if such failure to perform and/or comply with any such obligations (other than any Obligation) would not be an Event of Default under clause (f) or (g) of Article VII), that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause the Company and each of their respective Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, except for ordinary wear and tear and casualty and condemnation events that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (b) maintain (either directly or indirectly by causing its tenants to maintain), with financially sound and reputable insurance companies (or through self-insurance provisions), insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause the Company and each of their respective Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all material dealings and transactions in relation to its business and activities. The Borrower will, and will cause the Company and each of their respective Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (which shall make such request through, coordinate any such visit with, the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower or its representatives shall be afforded the opportunity to participate in any discussions with its executive officers and independent accountants), all during normal business hours and as often as reasonably requested, in each case, at the cost and expense of the Borrower; provided that, in the absence of an Event of Default that is continuing, not more than one visit and inspection per calendar year shall be at the cost and expense of the Borrower.

Section 5.07. Compliance with Laws. The Borrower will, and will cause the Company and each of their respective Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will, and will cause the Company and each of their respective Subsidiaries to, comply with, and to maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with, Anti-Corruption Laws and applicable Sanctions.

Section 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for, and the Letters of Credit will be issued only to support, general corporate purposes of the Borrower and its Subsidiaries, including, but not limited to, funding working capital and capital expenditures and financing acquisitions of properties and repayment of other Indebtedness. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including regulations T, U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower and the Company shall not use, and shall procure that their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09. Accuracy of Information. The Borrower will, and will cause the Company to, ensure that all written information of a factual nature other than the projections, other forward-looking information and information of a general economic or industry specific nature, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder, when taken as a whole, is complete and correct in all material respects under the circumstances under which they were provided, and the furnishing of such information shall be deemed to be a representation and warranty by the Company and the Borrower on the date thereof as to the matters specified in this Section 5.09; provided that, with respect to projected financial information, the Borrower will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time they were made; it being understood that projections by their nature are (i) not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control and (ii) no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

ARTICLE VI

NEGATIVE COVENANTS

Until the Payment in Full, the Borrower (and with respect to Sections 6.04, 6.06 and 6.13, the Company) covenants and agrees with the Lenders that:

Section 6.01. Indebtedness. The Borrower will not, and will not permit the Company or any of their respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness solely between or among any of the following Persons: the Borrower, Kerrow and any of their respective Subsidiaries;

(c) Indebtedness of the Borrower, Kerrow and any of their respective Subsidiaries in respect of customary cash management obligations, netting services, automatic clearing house arrangements, overdraft protections and similar arrangements, in each case in connection with deposit accounts incurred in the ordinary course of business;

(d) any obligations (contingent or otherwise) of the Borrower, Kerrow and any of their respective Subsidiaries existing or arising under any Swap Agreement permitted pursuant to Section 6.05;

(e) other Indebtedness of the Borrower, Kerrow and any of their respective Subsidiaries (including any Permitted Separately Financed Subsidiary Debt) that will not cause a breach of the financial covenants set forth in Section 6.12 (calculated on a pro forma basis) or otherwise cause a Default or Event of Default; provided that in the case of any Unsecured Indebtedness incurred by the Borrower, Kerrow or any of their respective Subsidiaries in reliance on this Section 6.01(e) (other than any Permitted Separately Financed Subsidiary Debt) that is guaranteed by any Subsidiary or a Parent Company (after the Guaranty Release), such Subsidiary or Parent Company, as applicable, shall guarantee the Obligations;

(f) Indebtedness outstanding on the Effective Date under the Note Purchase Agreements and any refinancings, extensions, renewals and replacements thereof that will not cause a breach of the financial covenants set forth in Section 6.12 (calculated on a pro forma basis) or otherwise cause a Default or Event of Default; provided that such Indebtedness is (i) pari passu in right of payment with the Loans, (ii) unsecured and (iii) not guaranteed by any obligor that does not guarantee the Obligations; and

(g) other Indebtedness of the Borrower, Kerrow and any of their respective Subsidiaries in an aggregate principal amount at any time outstanding not in excess of $1,000,000.

The Borrower will, and will cause the Company and each of their respective Subsidiaries to, cause all intercompany Indebtedness issued by the Borrower or any other Loan Party to be contractually subordinated in right of payment to the Facilities on terms reasonably acceptable to the Administrative Agent.

Section 6.02. Liens. The Borrower will not, and will not permit the Company or any of their respective Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Liens pursuant to any Loan Documents;

(b) Permitted Encumbrances;

(c) Liens securing Permitted Separately Financed Subsidiary Debt; provided that in the case of any Permitted Separately Financed Subsidiary Debt, (i) such Lien will only be on the assets of the Separately Financed Subsidiary (or group of Separately Financed Subsidiaries) incurring such Permitted Separately Financed Subsidiary Debt and the Equity Interests issued by such Separately Financed Subsidiary (or group of Separately Financed Subsidiaries) and (ii) the only assets of the Separately Financed Subsidiary (or group of Separately Financed Subsidiaries) incurring such Permitted Separately Financed Subsidiary Debt shall be the Real Property Asset(s) which are being financed by such Permitted Separately Financed Subsidiary Debt and any income or other assets reasonably related thereto or derived therefrom;

(d) Liens on cash and Cash Equivalents of the Borrower, Kerrow or any of their respective Subsidiaries securing obligations under Swap Agreements permitted by this Agreement;

(e) Liens securing Indebtedness incurred by the Borrower, Kerrow or any of their respective Subsidiaries in reliance on Section 6.01(e); provided that such Indebtedness shall not be secured by Eligible Unencumbered Real Property Assets; and

(f) other customary Liens arising in the ordinary course of business on assets of the Borrower, Kerrow and their respective Subsidiaries; provided that such Liens (i) are not on any Eligible Unencumbered Real Property Asset, (ii) have not had and could not reasonably be expect to individually or in the aggregate, result in a Material Adverse Effect, (iii) have not resulted in and could not reasonably be expected to result, individually or in the aggregate, in a Default or an Event of Default and (iv) do not secure any Indebtedness.

Section 6.03. Fundamental Changes; Changes in Business; Asset Sales.

(a) The Borrower will not, and will not permit the Company or any of their respective Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (including all or substantially all of the Equity Interests in any of their respective Subsidiaries) (in each case, whether now owned or hereafter acquired), or liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto, no Default or Event of Default exists at the time of such transaction or would result therefrom (i) any Person (other than the Company or any other Parent Company) may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Subsidiary of the Borrower may merge into any other Subsidiary of the Borrower or any other Person; provided that, (A) if such merger involves a Guarantor, the surviving entity shall be a Guarantor or shall become a Guarantor upon the consummation of such merger and (B) in the case of a merger with a Person who is not the Borrower or a Subsidiary of the Borrower, the conditions in Section 6.03(c) shall be satisfied as a condition thereto if the Borrower or Subsidiary of the Borrower is not the surviving entity, (iii) any Subsidiary of the Borrower or the Company who is not a Material Subsidiary or the Borrower may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect and (iv) the Borrower and its Subsidiaries may make dispositions permitted by Section 6.03(c).

(b) The Borrower will not, and will not permit the Company or any of their respective Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company, the Borrower and their respective Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto or reasonable extensions thereof.

(c) The Borrower will not, and will not permit the Company or any of their respective Subsidiaries to, sell, encumber, transfer or otherwise dispose of any or all of their assets, except (to the extent not otherwise prohibited by this Agreement or any other Loan Document):

(i) dispositions of cash and Cash Equivalents in connection with any transactions not otherwise prohibited by the Loan Documents;

(ii) other dispositions by the Borrower, Kerrow and their respective Subsidiaries; provided that (x) after giving effect thereto, the Borrower is in pro forma compliance with each of the financial covenants set forth in this Agreement (including the financial covenants under Section 6.12) and (y) no Default or Event of Default exists at the time of such disposition or would result therefrom; and

(iii) Liens permitted pursuant to Section 6.02.

(d) The Borrower will not, and will not permit the Company or any of their respective Subsidiaries to, amend, repeal or otherwise modify (x) any organizational documents of any of the foregoing that could reasonably be expected to impair the rights of any Credit Party or otherwise have a Material Adverse Effect, or (b) any accounting policies or reporting policies (other than those changes required by the Financial Accounting Standards Board, the SEC or other Governmental Authority that is an applicable regulatory body).

Section 6.04. Passive Holding Company. At all times from and after the date of the Guaranty Release, the Company will not, and will cause each other Parent Company not to, conduct, transact or otherwise engage in any active trade or business or operations or incur any Indebtedness or other liability other than through the Borrower and, in the case of the Company, Kerrow, and the Company will not, and will cause each of the other Parent Companies not to own any assets other than the Equity Interests of the Borrower or any other Parent Company (other than the Company), and, in the case of the Company, Kerrow, and the Company will not permit Kerrow or any Subsidiary thereof to own any Equity Interests of the Borrower or any of its Subsidiaries; provided that the foregoing will not prohibit the Company or any other Parent Company from the following: (a) the maintenance of its legal existence and, solely in the case of the Company, its status as a public company and a REIT (including the ability to incur reasonable fees, costs, expenses and other liabilities relating to such maintenance), (b) obligations incidental to its legal existence, and, solely in the case of the Company, its status as a public company and a REIT, and other obligations that are limited to (i) obligations under the Loan Documents to which it is a party or with respect to the Facilities and (ii) any obligations similar to those of its obligations, as applicable, under the Loan Documents to which it is a party (including for so long as the Guaranty remains in effect, the Guaranty), the Note Purchase Agreements and arising under Indebtedness incurred by the Borrower, Kerrow or any of their respective Subsidiaries in reliance on Section 6.01(e), where such similar obligations (A) are not more burdensome to the Company or any other Parent Company in any material respect than the obligations of the Company or such other Parent Company set forth in the Loan Documents and are non-recourse to the Company and the other Parent Companies in a manner substantially similar to, or not more burdensome than, the provisions set forth in Section 9.04 hereof, including in its or their respective capacities as general partners or equity holders of any of their respective Subsidiaries (in each case, as reasonably determined by the Borrower or, if requested by the Borrower, as approved by the Administrative

Agent), (B) could not reasonably be expected to have material and adverse effect on the rights or remedies of any of the Credit Parties, and (C) do not require the Company or any other Parent Company to, and will not result in the grant by the Company or any other Parent Company of any guaranty of (except as permitted pursuant to the immediately preceding clause (B)), or any pledge or grant of security interest or the imposition of any Lien on any assets of the Company or any other Parent Company to secure, payment or performance of any such obligations and (iii) any obligations in respect of Permitted Separately Financed Subsidiary Debt that are limited to Nonrecourse Indebtedness Exceptions, (c) any offering of its common stock or any mandatorily redeemable preferred stock or any other equity or equity-linked security, so long as all proceeds thereof are promptly contributed downstream to the Borrower, (d) the making of contributions to (or other equity investments in) the Borrower, any other Parent Company (other than the Company) and, in the case of the Company, Kerrow; provided that, in the case of any such contributions to or investments in such other Parent Company, all such contributions and proceeds of such investments promptly are contributed by each applicable Parent Company downstream to the Borrower, (e) participating in tax, accounting and other administrative and fiduciary matters as a parent of the consolidated group (in the case of the Company) or as a direct or indirect owner of the Borrower, in each case, in accordance with the terms of the Loan Documents to which it is a party, (f) holding any cash or Cash Equivalents (including cash and Cash Equivalents received in connection with Restricted Payments) and of any other assets on a temporary basis that are in the process of being transferred through the Company or any Parent Company as part of a permitted Restricted Payment or a downstream contribution, directly or indirectly through any Parent Company, to the Borrower and, in the case of the Company, Kerrow, (g) providing customary compensation, indemnification and insurance coverage to officers and directors, or (h) activities incidental to the businesses or activities described above and incurred in the ordinary course of business. The obligations described in this Section 6.04 with respect to Kerrow shall cease to apply if at any time Kerrow becomes a Subsidiary of the Borrower.

Section 6.05. Swap Agreements. The Borrower will not, and will not permit the Company or any of their respective Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company, the Borrower or any of their respective Subsidiaries, (b) non-speculative Swap Agreements entered into with a Hedge Bank, to hedge or mitigate risks to which the Company, the Borrower or any of their respective Subsidiaries has actual or anticipated exposure (other than those in respect of Equity Interests of the Company, the Borrower or any of their respective Subsidiaries), and (c) Swap Agreements relating to forward sales of the common stock of the Company (or the Parent Company), that are covered by an effective registration statement of the Company (or the Parent Company) filed with the SEC (including any prospectus related thereto), and which otherwise comply with any other applicable provisions of this Agreement (including with respect to the settlement of and the proceeds from such Swap Agreement).

Section 6.06. Restricted Payments. Each of the Company and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, make any Restricted Payment, except that:

(a) so long as no Event of Default of the type contemplated by any of clauses (h), (i) or (j) of Article VII has occurred and is continuing or would result after giving pro forma effect to such Restricted Payment, (i) the Company may make Restricted Payments for any taxable year of the Company in the form of distributions to its shareholders with respect to such taxable year to the extent necessary to maintain the REIT status of the Company for U.S. federal income tax purposes and (ii) the Subsidiaries of the Company may make Restricted Payments directly or indirectly to the Company so that the Company may make the Restricted Payments in clause (i);

(b) so long as no Default or Event of Default has occurred and is continuing or would result after giving pro forma effect to such Restricted Payment, the Company may make Restricted Payments not in excess of 95% of Funds From Operations in the aggregate for any four (4) consecutive fiscal quarter period and the Subsidiaries of the Company may make Restricted Payments directly or indirectly to the Company so that the Company may make such Restricted Payments;

(c) so long as no Default or Event of Default has occurred and is continuing or would result after giving pro forma effect to such Restricted Payment, the Borrower, the Company and their respective Subsidiaries may make one or more repurchases, retirements or other acquisitions or retirements for value of Equity Interests of the Borrower or the Company, so long as, after giving effect to such Restricted Payment on a pro forma basis, the Borrower is in compliance with each financial covenant set forth in Section 6.12;

(d) so long as no Event of Default has occurred and is continuing or would result after giving pro forma effect to such Restricted Payment, (i) the Company may make Restricted Payments for any taxable year of the Company in the form of distributions to its shareholders with respect to such taxable year to the extent necessary to (A) avoid the imposition of U.S. federal income taxes or state level entity or income taxes and (B) avoid the imposition of the excise tax described by Section 4981 of the Code on the Company, and (ii) the Subsidiaries of the Company may make Restricted Payments directly or indirectly to the Company so that the Company may make the Restricted Payments in clause (i);

(e) the Company may declare and make dividend payments or other distributions payable solely in its common stock and the Borrower may declare and make dividend payments or other distributions payable solely in its limited partnership interests;

(f) each Subsidiary of the Borrower may make Restricted Payments to the Borrower and any other Subsidiary (ratably to the holders of the Equity Interests of such Subsidiary);

(g) so long as no Default or Event of Default has occurred and is continuing or would result after giving pro forma effect to such Restricted Payment, (i) each Subsidiary of the Borrower may make Restricted Payments to (x) any other Subsidiary of the Borrower and (y) any other Person that owns a direct Equity Interest in such Subsidiary so long as such Restricted Payment is made to such other Persons ratably in accordance with their Equity Interests of the same class or series therein and (ii) each Subsidiary of Kerrow may make Restricted Payments to (x) any other Subsidiary of Kerrow and (y) any other Person that owns a direct Equity Interest in such Subsidiary so long as such Restricted Payment is made to such other Persons ratably in accordance with their Equity Interests of the same class or series therein;

(h) the Borrower, the Company and their respective Subsidiaries may make distributions to the extent required to fund administrative and operating expenses of the Parent Companies and Kerrow incurred in the ordinary course of business or to the extent attributable to any activity of or with respect to the Parent Companies or Kerrow that is not otherwise prohibited by this Agreement; and

(i) so long as no Default or Event of Default has occurred and is continuing or would result after giving pro forma effect to such Restricted Payment, the Subsidiaries of the Borrower may make Restricted Payments to the Borrower or any other Subsidiary of the Borrower so that the Borrower or any such Subsidiary may acquire the Equity Interests held by any minority shareholder in any direct or indirect Joint Venture of the Borrower or direct or indirect Subsidiary of the Borrower that is not a Wholly-Owned Subsidiary.

Section 6.07. Transactions with Affiliates. The Borrower will not, and will not permit the Company or any of their respective Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) any transactions among the Company, the Borrower and their Subsidiaries (including an entity that becomes a Subsidiary as a result of such transaction) which is not otherwise prohibited by this Agreement and that do not involve any other Affiliate, (b) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company, the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (c) any Restricted Payment permitted by Section 6.06 and (d) loans to, purchases of any Equity Interests of, contributions to or other investment in any unconsolidated Joint Venture not otherwise prohibited under the Loan Documents.

Section 6.08. Restrictive Agreements. The Borrower will not, and will not permit the Company or any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that (i) contains a Negative Pledge, (ii) prohibits, restricts or imposes any condition upon the ability of the Borrower, Kerrow or any of their respective Subsidiaries to enter into a contractual agreement that would prohibit a Negative Pledge, or (iii) prohibits, restricts or imposes any condition upon the ability of any Subsidiary of the Borrower or Kerrow to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower, Kerrow or any of their respective Subsidiaries or to guarantee Indebtedness of the Borrower, Kerrow or any of their respective Subsidiaries; provided that the foregoing shall not apply to (A) restrictions and conditions imposed by law or by this Agreement, (B) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale (provided that such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder), (C) customary provisions in joint venture agreements restricting the transfer or encumbrance of Equity Interests in such joint venture or the assets owned by such joint venture, or otherwise restricting transactions between the joint venture and the Borrower, Kerrow and their respective Subsidiaries, (D) any agreement relating to Secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such

Indebtedness and the direct or indirect Equity Interests in the issuer of such Secured Indebtedness, (E) restrictions in leases, licenses and other contracts entered into in the ordinary course of business restricting the assignment or transfer thereof, and (F) restrictions or conditions contained in (x) the Note Purchase Agreements, and (y) agreements evidencing Unsecured Indebtedness of the Company, the Borrower, Kerrow or any of their respective Subsidiaries incurred in compliance with the obligations under Section 6.01 (provided that such agreements contain restrictions substantially similar to, or taken as a whole, not more restrictive in any material respect than, the restrictions contained herein (as determined by the Borrower in good faith)).

Section 6.09. Sale and Leaseback. Other than transactions in an aggregate amount not to exceed $15,000,000 at any time outstanding, the Borrower will not, and will not permit the Company or any of their respective Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Company, the Borrower or such Subsidiary shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Company, the Borrower or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred.

Section 6.10. Changes in Fiscal Periods. Unless required by law, regulation or order of Governmental Authority, the Borrower will not, and will not permit the Company or any of their respective Subsidiaries to, (i) permit the fiscal years of the Company, the Borrower and their respective Subsidiaries to end on a day other than December 31 or (ii) change the Company’s, the Borrower’s or their respective Subsidiaries’ method of determining fiscal quarters.

Section 6.11. Payments of Subordinate Debt. The Borrower will not, and will not permit the Company or any of their respective Subsidiaries to, make or offer to make any payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds (whether scheduled or voluntary) with respect to principal or interest on any Indebtedness which is contractually subordinate to the Obligations in a manner that would violate the terms of such subordination provisions.

Section 6.12. Financial Covenants. The Borrower will not at any time permit the following to occur, but shall in any event only report on compliance as required pursuant to Section 5.01(d) or as otherwise expressly required pursuant to any other provision of this Agreement:

(a) Total Leverage Ratio. The ratio of Total Indebtedness to Consolidated Capitalization Value to exceed 60%; provided that such ratio may be increased to a ratio not to exceed 65% for the four (4) fiscal quarters ending immediately following the occurrence of a Major Acquisition; provided, further, that at the end of any such four (4) fiscal quarter increase period, one full fiscal quarter must elapse before such ratio may be increased again as provided by this Section 6.12(a).

(b) Mortgage-Secured Leverage Ratio. The ratio of the aggregate amount of all Indebtedness of the Company and its Subsidiaries that is secured by a mortgage Lien on any Real Property Assets (or a Lien on the Equity Interests of the owner of such Real Property Assets) to Consolidated Capitalization Value to exceed 40%.

(c) [Reserved].

(d) Fixed Charge Coverage Ratio. For any period of four (4) consecutive fiscal quarters, the ratio of Adjusted EBITDA of the Company and its Subsidiaries to Fixed Charges of the Company and its Subsidiaries to be less than 1.50 to 1.00.

(e) [Reserved].

(f) Maximum Unencumbered Leverage Ratio. Unsecured Indebtedness to exceed 60% of the sum of (without duplication) (A) Property Capitalization Values of the aggregate Eligible Unencumbered Real Property Assets and (B) the Eligible Unencumbered Mortgage Note Value (the “Maximum Unencumbered Leverage Ratio”); provided that at no time shall Eligible Unencumbered Mortgage Note Value included in the calculation of Maximum Unencumbered Leverage Ratio hereunder exceed 10% of the sum, without duplication, of (A) and (B) of this clause; provided, further, that such ratio may be increased to a ratio not to exceed 65% for the four (4) fiscal quarters ending immediately following the occurrence of a Major Acquisition; provided, further, that at the end of any such four (4) fiscal quarter increase period, one full fiscal quarter must elapse before such ratio may be increased again as provided by this Section 6.12(f).

(g) Minimum Unencumbered Interest Coverage Ratio. The ratio of Adjusted Annualized Net Operating Income of the Eligible Unencumbered Real Property Assets to Consolidated Interest Expense be less than 1.75 to 1.00; provided that solely for the purpose of calculations pursuant to this clause (g), in the case of an Eligible Unencumbered Real Property Asset that has been owned for less than one (1) full fiscal quarter, the Adjusted Annualized Net Operating Income shall be calculated on a pro forma basis as if such Eligible Unencumbered Real Property Asset had been owned for the full fiscal quarter.

Section 6.13. Indemnification Obligations. Each of the Company and the Borrower will not, and will not permit any of their respective Subsidiaries to, take, or fail to take, any action that gives rise to, or reasonably could be expected to give rise to, an indemnification obligation of the Company pursuant to Section 2.4(b)(ii) of that certain Tax Matters Agreement, dated November 9, 2015, by and between Darden and the Company that could reasonably be expected to result in a Material Adverse Effect.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or LC Disbursement or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Company, the Borrower or any of their respective Subsidiaries in or in connection with this Agreement and the other Loan Documents or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder (i) shall be untrue or incorrect in any material respect when made or deemed made or when furnished, or (ii) if such representation or warranty was qualified by Material Adverse Effect or other material qualifier, shall be untrue or incorrect in any respect;

(d) the Company or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03(a)(i)(A) (with respect to the Loan Parties), Section 5.03(b), Section 5.05(b), Section 5.06, Section 5.08 or in Article VI; provided that if any such failure to observe or perform results from the failure of any Eligible Unencumbered Real Property Asset to comply with the requirements set forth in the definition of “Eligible Unencumbered Real Property Asset”, such failure shall be deemed to be cured if, at any time within fifteen (15) days after the Borrower becomes aware of such non-compliance, such purported Eligible Unencumbered Real Property Asset is withdrawn as an “Eligible Unencumbered Real Property Asset” and, after such withdrawal, no other Default or Event of Default exists, and, prior to the end of such fifteen (15)-day period, the Borrower delivers to the Administrative Agent a Compliance Certificate certifying that no Default or Event of Default has occurred and is continuing; provided, further with respect only to the Company’s failure to comply with the covenant contained in Section 6.04, such failure shall continue unremedied for a period of ten (10) days after the earlier of (i) notice thereof from the Administrative Agent to the Company or the Borrower (which notice will be given at the request of any Lender) and (ii) knowledge of a Responsible Officer of the Company or the Borrower (provided that, after the Guaranty Release, the Company may remedy such failure by providing a guaranty of the Obligations in substantially the form of the Guaranty);

(e) the Company, the Borrower or any of their respective Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) and (ii) knowledge of a Responsible Officer of the Company or the Borrower;

(f) the Company, the Borrower or any of their respective Subsidiaries shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Material Indebtedness and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period;

(g) the Company, the Borrower or any of their respective Subsidiaries shall default in the performance of any other agreement or condition relating to any Material Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs (other than customary non-default mandatory prepayment events, such as prepayment requirements associated with asset sales or casualty or condemnation events), the effect of which default or other event is to cause, or to permit the holder or holders of such Material

Indebtedness to cause (after giving effect to any waiver, amendment, cure or grace period), with the giving of notice if required, (x) accelerate the maturity of such Material Indebtedness or (y) cause such Material Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company, the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company, the Borrower or any Material Subsidiary shall admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (to the extent not covered by insurance for which the insurer has not accepted the tender of defense) shall be rendered against the Company, the Borrower, any of their respective Subsidiaries or any combination thereof and the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company, the Borrower or any such Subsidiary to enforce any such judgment, which action is not stayed or bonded pending appeal;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company, the Borrower and their respective Subsidiaries in an aggregate amount exceeding $5,000,000;

(m) the Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, the Guaranty or any other Loan Document; or this Agreement, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof, including in connection with the Guaranty Release); or

(n) a Change in Control shall occur.

then, and in every such event (other than an event with respect to the Borrower described in clause (h), (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h), (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In addition to any other rights and remedies granted to the Administrative Agent, the Issuing Banks and the Lenders in this Agreement, the Administrative Agent on behalf of the Issuing Banks and the Lenders may exercise all rights and remedies under the Guaranty and the other Loan Documents.

In the event that following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Loan Documents, such monies shall be distributed for application as follows:

First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

Second, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties;

Third, to pay interest then due and payable on the Loans and unreimbursed LC Disbursements ratably;

Fourth, to pay (i) principal on the Loans, (ii) unreimbursed LC Disbursements and (iii) obligations and liabilities owing to Hedge Banks under Swap Agreements in accordance with the terms thereof, ratably based on the amounts payable to the Lenders, Issuing Banks and Hedge Banks described in this clause Fourth (provided that proceeds of the Guaranty shall not be applied to pay obligations and liabilities owing to Hedge Banks under Swap Agreements to the extent such obligations and liabilities are Excluded Swap Obligation (as defined in the Guaranty));

Fifth, to pay an amount to the Administrative Agent equal to one hundred two percent (102%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unreimbursed LC Disbursements, to be held as cash collateral for such Obligations;

Sixth, to payment of any amounts owing with respect to indemnification provisions of the Loan Documents;

Seventh, to the payment of any other Obligation due to the Administrative Agent, any Issuing Bank or any Lender; and

Eighth, to the Borrower or whoever may be legally entitled thereto.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01. Authorization and Action.

(a) Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) None of the Syndication Agent, any Documentation Agent or any Joint Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such Persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.14, 2.16 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

Section 8.02. Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Company, the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.05, (ii) may rely on the Register to the extent set forth in Section 9.05(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.03. Posting of Communications.

(a) Each of the Company and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and each of the Company and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE

COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY JOINT LEAD ARRANGER, ANY DOCUMENTATION AGENT, THE SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which may be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.04. The Administrative Agent Individually. With respect to its Commitment, Loans, and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders,” “Required Facility Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 8.05. Successor Administrative Agent.

(a) The Administrative Agent (i) may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower, subject to the appointment and acceptance of a successor Administrative Agent has been appointed, or (b) may be removed as Administrative Agent by the Required Lenders (excluding the Lender then acting as Administrative Agent) if the Administrative Agent (x) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence, bad faith, or willful misconduct in the course of performing its duties hereunder, or (y) has become a Defaulting Lender. Upon any such resignation or removal, the Required Lenders shall have the right, with the consent of the Borrower (unless an Event of Default has occurred and is continuing) to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent gives notice of its resignation or upon the removal thereof, then in the case of resignation by the Administrative Agent, the retiring Administrative Agent may, or in the case of removal of the Administrative Agent, the Required Lenders may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise reasonably agreed to between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.06. Acknowledgements of Lenders and Issuing Banks.

(a) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, the Syndication Agent, any Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, the Syndication Agent, any Documentation Agent or any other Lender or Issuing Bank (acting in its capacity as such), or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv) Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.07. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto, in each case to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Joint Lead Arranger, the Syndication Agent, any Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) Each of the Administrative Agent, each Joint Lead Arranger, Syndication Agent and each Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Document, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender, or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 8.08. Guaranty Matters.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.02) to take any action requested by the Borrower having the effect of releasing any guarantee obligations (i) in connection with any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.02 or (ii) under the circumstances described in the immediately succeeding paragraph below.

(b) Upon the Payment in Full, the Guarantors shall be automatically released from their obligations under the Loan Documents (other than those expressly stated to survive such termination), all without delivery of any instrument or performance of any act by any Person.

(c) Upon request of the Borrower, the Administrative Agent shall, at the Borrower’s expense, take all such action reasonably requested by the Borrower to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic communication, as follows:

(i) if to the Borrower or the Company, to it at

591 Redwood Highway, Suite 3215

Mill Valley, CA 94941

Attention: Mr. Gerry Morgan

Phone: 415.965.8032

Email: gerry@fcpt.com

With copy to:

591 Redwood Highway, Suite 3215

Mill Valley, CA 94941

Attention: James L. Brat, Esq.

Phone: 415.965.8033

Email: jim@fcpt.com

And a copy to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071-1560

Attention: Jason R. Bosworth.

Phone: 212.891.8291

Email: Jason.Bosworth@lw.com

(ii) if to the Administrative Agent in the case of Borrowings or Letters of Credit, to it at:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Yuvette Owens

Phone No: 13123857021

Email: yuvette.owens@jpmorgan.com

With copy to:

JPMorgan Chase Bank, N.A.

Middle Market Servicing

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Commercial Banking Group

Fax No: (844) 490-5663

Email: jpm.agency.cri@jpmorgan.com

          jpm.agency.servicing.1@jpmorgan.com

Agency Withholding Tax Inquiries:

Email: agency.tax.reporting@jpmorgan.com

Agency Compliance/Financials/Intralinks:

Email: covenant.compliance@jpmchase.com

With copy to:

Morrison & Foerster LLP

250 W. 55th Street

New York, NY 10019-9601

Attention: Geoffrey R. Peck, Esq.

Phone: 212.336.4183

Email: GPeck@mofo.com

(iii) if to any Issuing Bank in the case of Letters of Credit, to it at its address (or telecopy number) set forth in its Administrative Questionnaire and if such Issuing Bank is JPMorgan Chase Bank, N.A. to it at:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: LC Agency Team

Tel: 800-364-1969

Fax: 856-294-5267

Email: chicago.lc.agency.activity.team@jpmchase.com

With a copy to:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Loan & Agency Services Group

Tel: Deal Admin Details

Phone No: 13123857021

Email: yuvette.owens@jpmorgan.com

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address, telecopy number or electronic communication for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) or (c) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.13(b), Section 9.02(c) and Section 9.02(d), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (it being understood that changes to definitions of financial covenants set forth in Section 6.12 that may indirectly affect the interest rate determinations shall not constitute reductions in the rate of interest), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby; provided, however, only the consent of the Required Lenders shall be necessary to waive any applicability of the default rate, (iii) except as provided in Sections 2.20 and 2.21, postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Sections 2.17(a) (last two sentences only), 2.17(b) or 2.17(c) or the last paragraph of Article VII in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section, the definition of “Required Lenders,” the definition of “Required Facility Lenders,” the definition of “Required Class Approval,” the definition of “Supermajority Lenders,” the provisions of clauses (e) and (f) of Section 2.21 or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) reduce the percentage specified in the definition of “Required Facility Lenders” with respect to any Facility without the written consent of all Lenders under such Facility, or (vii) waive any condition set forth in Section 4.01 without the written consent of each Lender; provided, further, that (w) no agreement shall amend, modify or waive Section 4.02 without the prior written consent of the Required Facility Lenders under the Revolving Facility (it being understood, however, any amendment, modification or waiver in relation to any representation, warranty, affirmative covenant, negative covenant or event of default contained in Articles III, V, VI or VII hereof, together with similar provisions contained in any other Loan Document, shall not require the consent of such Required Facility Lenders as a result of the operation of this clause (w)), (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be, (y) the consent of the Required Facility Lenders of a Facility shall be required for any amendment, waiver or modification that adversely affects the rights of such Facility in a manner different than such amendment, waiver or modification affects the other Facility, and (z) no such agreement shall amend or modify Section 2.19 without the prior written consent of the Administrative Agent and each Issuing Bank. After Non-Extended Loans have been paid in full in accordance with Section 2.21, only the applicable Extending Lenders and their Extended Loans shall be included for the calculation of “Required Lenders” under this Section 9.02(b).

(c) Notwithstanding anything to the contrary in this Section 9.02, the Guarantors may be released from their obligations under the Guaranty (the “Guaranty Release”) upon (A) (i) receipt by the Administrative Agent of a written request for such release by the Borrower, (ii) receipt by the Administrative Agent of the written consent of the Supermajority Lenders to such release and (iii) the satisfaction of the following conditions: (1) the Guarantors have been released and discharged from obligations in respect of any other unsecured Recourse Indebtedness (or will be released and discharged concurrently with the Guaranty Release), including under the Note Purchase Agreements and any other Unsecured Indebtedness guaranteed by the Guarantors; (2) at the time of, and after giving effect to, the Guaranty Release, no Default or Event of Default shall be existing; (3) no amount is then due and payable under the Guaranty; (4) if in connection with the Guarantors being released and discharged from obligations in respect of any other unsecured Recourse Indebtedness or any other Unsecured Indebtedness, including under the Note Purchase Agreements, any fee is given to any creditor under such unsecured Recourse Indebtedness or Unsecured Indebtedness, as applicable, solely for such release, the Lenders shall receive equivalent consideration on a pro rata basis (or other form of consideration reasonably acceptable to the Lenders); (5) after giving effect to the Guaranty Release, the Company is in pro forma compliance with Section 6.04; and (5) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to the matters set forth in clauses (1) through (5) above, or (B) (i) receipt by the Administrative Agent of a written request for such release by the Borrower and (ii) receipt by the Administrative Agent of the written consent of all of the Lenders to such release. From and after the Guaranty Release, (i) Kerrow and its Subsidiaries shall not be included in the determination of the financial covenants set forth in Section 6.12, and the Borrower shall be in compliance with the financial covenants set forth in Section 6.12 on a pro forma basis after giving effect to the Guaranty Release (as shown in a Compliance Certificate delivered at the time of the request for the Guaranty Release, prepared in accordance with clause (ii) below) and (ii) the Borrower shall include in the Compliance Certificate a reconciliation between the financial statements delivered and the calculation of the financial covenants set forth in Section 6.12 showing in reasonable detail the effect of the exclusion of Kerrow and its Subsidiaries from the calculation of such financial covenants set forth in Section 6.12, in each case, in the event that there is any impact on the calculation of the financial covenants set forth in Section 6.12 as a result of such exclusion.

(d) Notwithstanding anything to the contrary in this Section 9.02, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders or any of and the Issuing Banks. Any such amendment shall become effective without any further action or consent of any party to this Agreement other than the Borrower and the Administrative Agent.

Section 9.03. Expenses; Limitation of Liability; Indemnity, Etc.

(a) Expenses. The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their Affiliates, (including and, in the case of legal counsel, limited to, the reasonable fees, charges and disbursements of one primary counsel and, to the extent reasonably necessary, one local counsel in each applicable jurisdiction), in connection with the origination or syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any extensions, amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank (including and, in the case of legal counsel, limited to, the reasonable fees, charges and disbursements of one primary counsel and, to the extent reasonably necessary, a single special counsel and one local counsel in each applicable jurisdiction) in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder (whether or not the transactions contemplated shall be consummated), (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (including and, in the case of legal counsel, limited to, the reasonable fees, charges and disbursements of one primary counsel and, to the extent reasonably necessary, a single special counsel and one local counsel in each applicable jurisdiction, and, solely in the case of a conflict of interest, one additional primary counsel and, if necessary, a single special counsel and a single local counsel in each applicable jurisdiction, in each case to the affected Persons or similarly situated Person), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (whether or not the transactions contemplated hereby or thereby shall be consummated), and (iv) all other charges of the Administrative Agent, the Joint Lead Arrangers and their Affiliates (including and, in the case of legal counsel, limited to, the reasonable and documented fees, charges and disbursements of one primary counsel and, to the extent reasonably necessary, one local counsel in each applicable jurisdiction) arising from or relating to due diligence, consultant’s fees and expenses or travel expenses (whether or not the transactions contemplated hereby shall be consummated). All amounts payable pursuant to this Section 9.03(a) shall be due and payable fifteen (15) Business Days after receipt of a reasonably detailed invoice therefor.

(b) Limitation of Liability. To the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Joint Lead Arranger, any Joint Lead Bookrunner, the Syndication Agent, any Documentation Agent, any Issuing Bank, and any Lender, and any Related Party of any of the foregoing Persons (each, a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. The Borrower and each Loan Party shall, jointly and severally, indemnify the Administrative Agent, each Joint Lead Arranger, each Joint Lead Bookrunner, the Syndication Agent, each Documentation Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution and delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby and thereby, (iii) any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees, (iv) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (v) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company, the Borrower or any of their respective Subsidiaries, or any

Environmental Liability related in any way to the Company, the Borrower or any of their respective Subsidiaries, or (vi) any actual or prospective Proceeding relating to any of the foregoing (including in relation to enforcing the terms of clause (b) above and the terms of this Section 9.03(c)), whether or not such Proceeding is brought by the Borrower or any other Loan Party, any Parent Company or any of its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity will not, as to any Indemnitee, apply to any Liabilities or related expenses to the extent they are (A) found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such Indemnitee, (B) found by a final, non-appealable judgment of a court of competent jurisdiction to result from a material breach of the Indemnitee’s obligations under the Loan Documents, or (C) found by a final, non-appealable judgment of a court of competent jurisdiction to be resulting from a dispute solely between and among Indemnitees (other than any dispute involving an Indemnitee acting in its capacity or in fulfilling its role as an Administrative Agent, arranger, bookrunner, agent or any similar role under the Loan Documents); provided, further, that no Indemnitee shall be indemnified or held harmless against any amounts that are required to be paid by such Indemnitee to the Borrower or the Company, as applicable, by a court of competent jurisdiction in a final and non-appealable judgment in respect of any suit, claim, action or other proceeding by the Borrower or the Company, as applicable, against such Indemnitee for material breach of the Loan Documents; provided, further, that the Borrower and each other Loan Party shall be responsible for the fees and expenses of only one primary counsel for all Indemnitees in connection with indemnification claims arising out of the same facts or circumstances and, if necessary or advisable, a single special counsel and a single local counsel to the Indemnitees in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional primary counsel and, if necessary or advisable, a single special counsel and a single local counsel in each applicable jurisdiction, in each case to the affected Indemnitees or similarly situated Indemnitee. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim or yield maintenance obligations described in Section 2.14 and Section 2.15

(d) Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraph (a), (b) or (c) of this Section 9.03 to the Administrative Agent, each Issuing Bank and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct.

(e) It is further agreed that the Administrative Agent, each Joint Lead Arranger, each Joint Lead Bookrunner, each Issuing Bank and each Lender shall only have liability to the Borrower, any other Loan Party or any Borrower-Related Person in respect of its obligations hereunder, and that any Lender shall be liable solely in respect of its own commitment (when and if issued), on a several, and not joint, basis with any other party. Further, provided that the Borrower is in compliance with its indemnification obligations herein, the Borrower shall not be liable for any settlement or compromise by any Indemnitee of any suit, claim, action or other proceeding in respect of which indemnity could have been sought hereunder effected without the Company or Borrower’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned; provided that the Company or the Borrower, as applicable, shall be deemed to have consented to any such settlement unless the Company or the Borrower, as applicable, shall object thereto by written notice to the applicable Indemnitee(s) within ten (10) Business Days after having received written notice thereof; provided, further, that the Company’s Borrower’s written consent shall not be required if such Indemnitee reasonably determines (after consultation with the Company or the Borrower) that the continuance of such suit, claim, action or other proceeding exposes such Indemnitee or its affiliates to risks of reputational harm.

(f) The Borrower and the Loan Parties shall not, without the prior written consent of the affected Indemnitee, effect any settlement or compromise or consent to the entry of any judgment in or otherwise seek to terminate any claim, any action or any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement, compromise or termination (a) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability known or unknown, suspected or unsuspected, on claims that are the subject matter of such Proceedings, (b) does not include any statement as to or any admission of fault, culpability or a failure to act on the part of such Indemnitee or its Affiliates, (c) involves no remedial action to be performed by or on behalf of such Indemnitee or its Affiliates other than payment of sums that the Borrower or a Loan Party, as applicable, shall fully fund as a condition to such settlement; (d) contains customary confidentiality and non-disparagement provisions; and (e) does not include any injunctive relief or other non-monetary remedy. The Borrower and the Loan Parties acknowledge that any failure to comply with their obligations under the preceding sentence may cause irreparable harm to such Indemnitees.

(g) All amounts due under this Section, unless otherwise expressly set forth herein, shall be payable not later than five (5) Business Days after written demand therefor.

(h) Each party’s obligations under this Section shall survive the termination of this Agreement and payment of the obligations hereunder.

Section 9.04. Non-Recourse to the Company; Exceptions thereto. This Agreement and the Obligations of the Borrower hereunder and under the other Loan Documents are fully recourse to the Borrower, and the obligations of the Guarantors are fully recourse to each Guarantor under the Loan Documents to which it is a party. Notwithstanding any applicable law that would make the owner or general partner of a partnership or general partner liable for the debts and obligations of the partnership, except as set forth in the Guaranty, nothing contained herein or in the other Loan Documents shall be construed to create or impose upon the Company (in its capacity as owner of the Borrower and owner of the General Partner), the General Partner (in its capacity as general partner of the Borrower), or any limited partner of the Borrower (in its capacity as such), any obligation with respect to the repayment of Indebtedness hereunder; provided that nothing contained in this Section 9.04 shall be deemed to (i) release any Loan Party from any liability pursuant to, or from any of its obligations under, this Agreement or the other Loan Documents to which it is a party, including, without limitation, with respect to any obligations that depend on compliance by any Parent Company with the requirements hereof, (ii) constitute a waiver of any Obligation arising under this Agreement or any of the other Loan Documents, (iii) limit the rights of the Administrative Agent or any of the Lenders to proceed against or realize upon any guaranty given for the Obligations or the rights of the Administrative Agent or the Lenders to realize upon the assets of the Borrower or any Guarantor or (iv) release the Company from any liability for any claims on account of any loss, damage, cost or expense incurred by the Administrative Agent or any of the Lenders as a result of any of the matters set forth in clauses (a) through (f), inclusive, below (all of the foregoing in this clause (iv), the “Recourse Obligations”):

(a) fraud or material misrepresentation in connection with any Loan, any Letter of Credit or any of the other Obligations or any Loan Documents, including, without limitation, any misrepresentation in any material respect by the Company in Article III hereof;

(b) misappropriation of the proceeds of any Loan or LC Disbursement or of any rents or other revenues, insurance proceeds or condemnation awards attributable to any Eligible Unencumbered Real Property Asset;

(c) gross negligence, willful misconduct or waste with respect to any Eligible Unencumbered Real Property Asset;

(d) any transfer of or creation of a Lien on all or any part of any Eligible Unencumbered Real Property Asset in violation of the terms of the Loan Documents;

(e) bad faith interference, directly or indirectly, with any enforcement of Administrative Agent’s, any Issuing Bank or any Lender’s rights, powers or remedies under any of the Loan Documents (whether by making any motion, seeking any extension, asserting any defense, claim, counterclaim or right of offset, seeking any injunction or other restraint, commencing any action, seeking to consolidate any such enforcement with any other action, or otherwise) after the occurrence and during the continuance of an Event of Default; or

(f) failure of the Company to comply with the requirements of Sections 3.16, 5.03(b), 6.04, 6.06 or 6.13.

Section 9.05. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted such assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Issuing Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Revolving Lender (other than a Defaulting Lender) immediately prior to giving effect to such assignment and (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender, an Issuing Bank or an Approved Fund; and

(C) each Issuing Bank; provided that no consent of the Issuing Banks (in such capacity) shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of a Term Loan, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of only one Facility;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts as such assignee to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

(iii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Banks, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iv) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.05 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(v) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d), Section 2.05(e), Section 2.06(b), Section 2.17(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Banks, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Person, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f), it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign, or grant a security interest in, all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment, or grant of a security interest; provided that no such pledge or assignment, or grant of a security interest, shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

Section 9.06. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.07. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other

Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature, and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each other Loan Party hereby (1) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (2) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (3) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto, and (4) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.08. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or its Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Administrative Agent promptly after any such setoff and applicable; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.10. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such New York State court or, to the extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower, any Loan Party or their properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, in each case on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that notice of such requirement or order shall be promptly furnished to the Borrower unless such notice is legally prohibited, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) to the extent necessary or desirable to establish, enforce or assert any claims or defenses in connection with any legal proceeding by or against the Administrative Agent, any Issuing Bank or any Lender, (g) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (C) any insurer or insurance broker that provides or will provide insurance relating to the Borrower and its obligations or this Agreement, or (D) other service provider to such Person, (h) with the consent of the Borrower, (i) to any rating agency in connection with rating the Company, any of its Subsidiaries or the Facilities, (j) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities, or (k) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section, (2) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower or (3) is independently developed by the Administrative Agent, any Issuing Bank or any Lender

without use of or reference to the Information. For the purposes of this Section, “Information” means all information received from the Borrower and its representatives relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.14. Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.13) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.15. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the Patriot Act.

Section 9.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Company and the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Bookrunners, the Joint Lead Arrangers, the Syndication Agent, the Documentation Agents, the Issuing Banks, and the Lenders are arm’s-length commercial transactions between the Loan Parties and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Bookrunners, the Joint Lead Arrangers, the Syndication Agent, the Documentation Agents, the Issuing Banks, and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Joint Lead Arranger, each Joint Lead Bookrunner, each Syndication Agent, each Documentation Agent, each Issuing Bank and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Joint Lead Bookrunner, any Joint Lead Arranger, the Syndication Agent, any Documentation Agent, any Issuing Bank nor any Lender has any obligation to any of the Loan Parties or any their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Bookrunners, the Joint Lead Arrangers, the Syndication Agent, the Documentation Agents, the Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Joint Lead Bookrunner, any Joint Lead Arranger, the Syndication Agent, any Documentation Agent, any Issuing Bank nor any Lender has any obligation to disclose any of such interests to the Loan Parties or any their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby agrees not to bring any claim that it may have against the Administrative Agent, any Joint Lead Arranger, the Syndication Agent, any Documentation Agent, any Issuing Bank or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Anything herein to the contrary notwithstanding, none of the Joint Lead Bookrunners, the Joint Lead Arrangers, the Syndication Agent or the Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 9.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.19. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.20. Effect of Amendment and Restatement; No Novation. On the Effective Date, upon the effectiveness of this Agreement, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement and the Existing Term Loans of each Departing Lender shall be re-evidenced as Loans hereunder (and any accrued and unpaid interest and fees thereon shall be repaid in full pursuant), and no Departing Lender shall be a Lender hereunder (provided, however, that each Departing Lender shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). This Agreement shall not extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or discharge or release any Loan Document. Nothing herein contained shall be construed as a substitution, novation, accord or satisfaction of the obligations outstanding under the Existing Credit Agreement or the other Loan Documents. Nothing in this Agreement shall be construed as a release or other discharge of the Borrower or any other Loan Party from its obligations and liabilities under the Existing Credit Agreement or the other Loan Documents. On the Effective Date, any and all references in any Loan Documents to the Existing Credit Agreement shall be deemed to be amended to refer to this Agreement. The Borrower hereby ratifies and reaffirms all of its liabilities and obligations under the Loan Documents and agrees that all such liabilities and obligations are carried forwarded in this Agreement and the other Loan Documents. The guaranties, liens, security interests, pledges, covenants and agreements set forth in the Loan Documents entered into in connection with the Existing Credit Agreement are made and granted to secure and support the Obligations under this Agreement as if the same were made or granted on the Effective Date and the Loan Documents entered into in connection with the Existing Credit Agreement shall continue in full force and effect. The Borrower agrees to cooperate and use commercially reasonably efforts to promptly take, or cause to be taken, all actions and to promptly do, or cause to be done, all things reasonably necessary, proper or advisable to fulfill its obligations hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FOUR CORNERS OPERATING PARTNERSHIP, LP

By:	FOUR CORNERS GP, LLC, its general partner

	By:	/s/ Gerald R. Morgan
	Name:	Gerald R. Morgan
	Title:	President and Treasurer

[Signature Page to Third Amended and Restated Revolving Credit and Term Loan Agreement]

FOUR CORNERS PROPERTY TRUST, INC.

By:	/s/ Gerald R. Morgan
Name:	Gerald R. Morgan
Title:	Chief Financial Officer

[Signature Page to Third Amended and Restated Revolving Credit and Term Loan Agreement]

JPMORGAN CHASE BANK, N.A. individually and as Administrative Agent,

By:	/s/ David Glenn
Name:	David Glenn
Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Revolving Credit and Term Loan Agreement]

BANK OF AMERICA, N.A.

By:	/s/ Kyle Pearson
Name:	Kyle Pearson
Title:	Vice President

[Signature Page to Third Amended and Restated Revolving Credit and Term Loan Agreement]

WELLS FARGO BANK, National Association

By:	/s/ Dale Northup
Name:	Dale Northup
Title:	Managing Director

[Signature Page to Third Amended and Restated Revolving Credit and Term Loan Agreement]

U.S. Bank National Association, a national banking association

By:	/s/ Michael F. Diemer
Name:	Michael F. Diemer
Title:	Senior Vice President

[Signature Page to Third Amended and Restated Revolving Credit and Term Loan Agreement]

Fifth Third Bank, National Association

By:	/s/ John A. Marian
Name:	John A. Marian
Title:	Managing Director

[Signature Page to Third Amended and Restated Revolving Credit and Term Loan Agreement]

Raymond James Bank

By:	/s/ Jack Robbins
Name:	Jack Robbins
Title:	Vice President

[Signature Page to Third Amended and Restated Revolving Credit and Term Loan Agreement]

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Revolving Credit and Term Loan Agreement]

THE HUNTINGTON NATIONAL BANK

By:	/s/ Erin L. Mahon
Name:	Erin L. Mahon
Title:	Assistant Vice President

[Signature Page to Third Amended and Restated Revolving Credit and Term Loan Agreement]

Truist Bank, as Lender

By:	/s/ Ryan Almond
Name:	Ryan Almond
Title:	Director

[Signature Page to Third Amended and Restated Revolving Credit and Term Loan Agreement]

MIZUHO BANK, LTD

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Executive Director

[Signature Page to Third Amended and Restated Revolving Credit and Term Loan Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Warren Veech III
Name:	Warren Veech III
Title:	Vice President

[Signature Page to Third Amended and Restated Revolving Credit and Term Loan Agreement]

GOLDMAN SACHS BANK USA

By:	/s/ Jonathan Dworkin
Name:	Jonathan Dworkin
Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Revolving Credit and Term Loan Agreement]

FIRST HORIZON BANK (f/k/a First Tennessee National Association)

By:	/s/ Jean M. Brennan
Name:	Jean M. Brennan
Title:	Senior Vice President

[Signature Page to Third Amended and Restated Revolving Credit and Term Loan Agreement]

AMERICAN SAVINGS BANK, F.S.B.

By:	/s/ Cyd Miyashiro
Name:	Cyd Miyashiro
Title:	First Vice President

[Signature Page to Third Amended and Restated Revolving Credit and Term Loan Agreement]

SCHEDULE 2.01

LENDERS; COMMITMENTS

Revolving Commitments

Revolving Lender Name	Commitment Amount
JPMorgan Chase Bank, N .A.	$25,000,000.00
Bank of America, N.A.	$25,000,000.00
Wells Fargo Bank, National Association	$25,000,000.00
U.S. Bank National Association	$25,000,000.00
Fifth Third Bank, National Association	$20,000,000.00
Raymond James Bank	$20,000,000.00
Morgan Stanley Bank, N.A.	$20,000,000.00
The Huntington National Bank	$15,000,000.00
Truist Bank	$15,000,000.00
Barclays Bank PLC	$25,000,000.00
Goldman Sachs Bank USA	$25,000,000.00
First Horizon Bank	$10,000,000.00

TOTAL:	$250,000,000.00

Term Loans

Term Loan Lender Name	Term Loans A-1	Term Loans A-2	Term Loans A-3	Term Loans A-4
JPMorgan Chase Bank, N .A.	$18,000,000.00	$12,000,000.00	$13,000,000.00	$13,000,000.00
Bank of America, N.A.	$18,000,000.00	$12,000,000.00	$13,000,000.00	$13,000,000.00
Wells Fargo Bank, National Association	$18,000,000.00	$12,000,000.00	$0	$0
U.S. Bank National Association	$18,000,000.00	$12,000,000.00	$0	$0
Fifth Third Bank, National Association	$15,000,000.00	$10,000,000.00	$10,000,000.00	$10,000,000.00
Raymond James Bank	$15,000,000.00	$10,000,000.00	$0	$0
Morgan Stanley Bank, N.A.	$0	$0	$6,750,000.00	$6,750,000.00
The Huntington National Bank	$12,000,000.00	$8,000,000.00	$12,500,000.00	$12,500,000.00
Truist Bank	$12,000,000.00	$8,000,000.00	$12,500,000.00	$12,500,000.00
Mizuho Bank, Ltd.	$0	$0	$12,500,000.00	$12,500,000.00
Barclays Bank PLC	$3,000,000.00	$2,000,000.00	$0	$0
Goldman Sachs Bank USA	$3,000,000.00	$2,000,000.00	$6,750,000.00	$6,750,000.00
First Horizon Bank	$6,000,000.00	$4,000,000.00	$3,000,000.00	$3,000,000.00
American Savings Bank, F.S.B.	$12,000,000.00	$8,000,000.00	$0	$0

TOTAL:	$150,000,000.00	$100,000,000.00	$90,000,000.00	$90,000,000.00